Exhibit 2.1

DATED 11 MARCH, 2008

WHITE HORSE INTERVEST LIMITED

WILLIAM V. CAREY

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

and

BOLS SP. Z O.O.

SHARE SALE AND PURCHASE AGREEMENT

CONTENTS

		Page
1.	Interpretation	1
2.	Sale and Purchase	3
3.	Conditions Precedent	3
4.	Pre-Closing Undertakings	5
5.	Consideration	7
6.	Closing	8
7.	Working Capital Adjustment	8
8.	CEDC Board Matters	9
9.	Seller’s Warranties and Acknowledgments	11
10.	Purchasers’ Warranties and Acknowledgements	12
11.	Undertakings Applicable Post-Closing	15
12.	Conduct of Claims	17
13.	Basis of Recovery	18
14.	Effect of Closing	18
15.	Remedies and Waivers	18
16.	No representations	19
17.	Assignment	19
18.	Termination	19
19.	Further Assurances	19
20.	Variation	20
21.	Notices	20
22.	Announcements	21
23.	Confidentiality	22
24.	Guarantee	23
25.	Costs and Expenses	23
26.	Invalidity	23
27.	Third Party Rights	23
28.	Counterparts	24
29.	Entire Agreement	24
30.	Currency	24
31.	Language	24
32.	Choice of Governing Law and Arbitration	24
ANNEX A DEFINITIONS		1
SCHEDULE 2 THE WARRANTIES		1
SCHEDULE 3 LIMITATION OF LIABILITY		1
PART A		1
SCHEDULE 3 LIMITATION OF LIABILITY		5
PART B		5
SCHEDULE 4 CLOSING DELIVERABLES		1

i

THIS AGREEMENT (the “Agreement”) is made on 11 March, 2008

BETWEEN:

(1)	WHITE HORSE INTERVEST LIMITED, a British Virgin Islands company, whose registered office is at P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands (the “Seller”);

(2)	WILLIAM V. CAREY, a citizen of the United States of America with passport number Z8058131 having an address of 11002 Cottage Wood Drive, Brandon, Florida, 33510, USA (on the basis set out in clause 9.5 only and not for any further or different basis) (together with such other person entitled to vote such shares as he beneficially owns in CEDC from time to time, the “Shareholder”);

(3)	CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a Delaware corporation, whose registered office is at 2 Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, 19004, USA (“CEDC”); and

(4)	BOLS SP. Z O.O., a limited liability company incorporated under the laws of the republic of Poland whose registered office is at ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie, Poland (“Bols” and, together with CEDC, the “Purchasers”)

WHEREAS the Seller has agreed to sell, and the Purchasers have together agreed to purchase, 85 per cent. of the share capital of the Company (as defined below) for the consideration set out under, and otherwise on the terms and subject to the conditions set out in, this Agreement;

WHEREAS as a condition to the consummation of the transactions contemplated by this Agreement, and in exchange for the direct and indirect benefits conferred on the Purchasers and the Shareholder by such transactions, the parties have agreed to set out certain agreed matters relating to the appointment, nomination and election of a director specified by the Seller to the board of directors of CEDC; and

WHEREAS CEDC, as an inducement to the Seller to enter into this Agreement, has agreed to enter into the Registration Rights Agreement (as defined below).

WHEREBY IT IS AGREED that in consideration of the foregoing premises, the mutual obligations set out in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless otherwise specified:

1.1.1	capitalised terms shall have the meanings set out in Annex A;

1.1.2	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Exhibits are references respectively to clauses, sub-clauses, paragraphs and sub-paragraphs of, and to Schedules and Exhibits to, this Agreement;

1.1.3	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the Liability of a party under this Agreement or any of the other Transaction Documents (other than the Company Shareholders’ Agreement);

1.1.4	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

1.1.5	the Schedules and the Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include a reference to the Schedules and to the Exhibits;

1.1.6	references to this Agreement, any of the other Transaction Documents or any other document, or to any specified provision of this Agreement, any of the other Transaction Documents or any other document, are to this Agreement, such other Transaction Document, that document or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

1.1.7	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established, together with its successors and assigns;

1.1.8	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality), together with its successors and assigns;

1.1.9	words importing the singular include the plural and vice versa, words importing a gender include every gender;

1.1.10	reference to “include” “includes” and “including” will be deemed to be followed by “, without limitation,” unless the context requires otherwise;

1.1.11	references to a “party” or “parties” means a party or the parties to this Agreement;

1.1.12	references to “indemnify” and “indemnifying” any person against any matter or circumstance include indemnifying and keeping that person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that matter or circumstance;

1.1.13	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.1.14	references to “US dollars,” “dollars” or to “US$” shall be construed as references to the lawful currency for the time being of the United States of America;

1.1.15	references to times of the day are to Moscow time;

1.1.16	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

1.1.17	where any statement or Warranty is qualified by “so far as the Seller is aware” or “to the Seller’s knowledge” or any similar expression or otherwise refers to the knowledge or awareness of the Seller, that statement shall be deemed to be made only on the basis of the actual knowledge of the Seller having made due and careful enquiry of Alexei Youriev, Sergei Kuprianov, Valery Gorbatenkov and Yuri Maximov; and

1.1.18	where any statement or Warranty is qualified by “so far as the Purchasers are aware” or “to the Purchasers’ knowledge” or any similar expression or otherwise refers to the knowledge or awareness of the Purchasers (or either of them), that statement shall be deemed to be made only on the basis of the actual knowledge of the Purchasers having made due and careful enquiry of William V. Carey, Chris Biedermann and Evangelos Evangelou.

2.	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this Agreement, at Closing the Seller shall sell and the Purchasers shall purchase the Shares free from any Encumbrances.

2.2	Title to, beneficial ownership of, and any risk attaching to, the Shares shall pass on Closing. Following Closing, the Purchasers shall together be entitled to exercise all rights attached or accruing to the Shares including voting rights and the right to receive all dividends, distributions or any return of capital declared, paid or made on or after the Closing Date.

3.	CONDITIONS PRECEDENT

3.1	Closing and the obligations of the Seller and the Purchasers thereat shall be conditional upon each of the Conditions Precedent being satisfied or waived in accordance with this Agreement.

3.2	The Conditions Precedent are as follows:

3.2.1	the FAS Consent having been obtained;

3.2.2	the lawful existence of each of the Target Companies, each having the required legal capacity in accordance with applicable legislation;

3.2.3	the Seller having complied in full with its obligations set out in clauses 4.1, 4.2, 4.4, 4.9, 4.11 and 4.12; and

3.2.4	except with respect to the Moscow City Accreditation, the receipt by DistCo of all authorisations and licenses as are necessary when conducting the Business for the purchase, storage and supply of alcoholic products in Russia.

3.3	The Purchasers will use all reasonable endeavours to fulfil or procure the fulfilment of the Condition Precedent set out in clause 3.2.1 as soon as possible and in any event before the

Long Stop Date. The Seller shall provide to the Purchasers all reasonable assistance, cooperation, information and data as is reasonably requested by the Purchasers in connection therewith. In particular, and without limitation:

3.3.1	prior to or as soon as reasonably practicably following the date hereof, the Purchasers (or one of them) shall submit to the FAS all documents (in due form and substance) required for a valid and proper application for the FAS Consent. The relevant Purchaser shall provide the Seller with a copy of such application upon submission thereof;

3.3.2	the relevant Purchaser shall promptly deliver to the Seller copies of all correspondence or notices that are sent to or received from the FAS with respect to the relevant Purchaser’s application for the FAS Consent as soon as any such correspondence or notice is sent or received by the relevant Purchaser;

3.3.3	the relevant Purchaser shall deliver a copy of the FAS Consent (certified as a true and correct copy of the original by a duly authorised representative of the relevant Purchaser) to the Seller promptly upon receipt of the FAS Consent; and

3.3.4	if the relevant Purchaser receives a notice from the FAS that its application for the FAS Consent has been rejected by the FAS for any reason, the relevant Purchaser shall promptly notify the Seller and deliver a copy of such notice to the Seller.

3.4	The Seller will use all reasonable endeavours to fulfil or procure the fulfilment of each of the Conditions Precedent (save for the Condition Precedent set out in clause 3.2.1) as soon as possible and in any event before the Long Stop Date. The Purchasers shall provide to the Seller all reasonable assistance, cooperation, information and data as is reasonably requested by the Seller in connection therewith.

3.5	Each of the Seller and the Purchasers undertakes to keep each other reasonably informed as to its progress towards the satisfaction of the Conditions Precedent and in particular (but without limitation) to disclose in writing to the others anything which will or may prevent any of the Conditions Precedent from being satisfied by midnight on the Long Stop Date, promptly upon becoming aware of the same.

3.6	The Purchasers may together waive in whole or in part all or any of the Conditions Precedent (other than those Conditions Precedent set out in clauses 3.2.1 and 3.2.2 which shall not be capable of being waived) or extend the period in which any of the Conditions Precedent are to be satisfied (but, in the case of the Condition Precedent set out in clause 3.2.1, such period may only be extended only jointly with the Seller). The Seller may not waive any of the Conditions Precedent or (save as specified above) the period in which any of the Conditions Precedent are to be satisfied.

3.7	If:

3.7.1	anything that will prevent any of the Conditions Precedent from being satisfied by the Long Stop Date comes to the knowledge of either Purchaser; or

3.7.2	any of Conditions Precedent is not fulfilled or (where so permitted by this Agreement) waived by the Purchasers by the Long Stop Date;

either Purchaser may terminate this Agreement by notice in writing to the Seller.

4.	PRE-CLOSING UNDERTAKINGS

4.1	The Seller will procure that, except with respect to the Real Property, title to which will transfer upon registration with Federal Registration Chamber of the Russian Federation as provided in clause 11.9, as of Closing, the applicable Target Companies shall own the Pre-Closing Committed Russian Assets (which assets shall be transferred pursuant to and in accordance with the Pre-Closing Russian Asset Purchase Agreements, free of any Encumbrances (other than the Bank Pledges)).

4.2	The Seller will use its best endeavours to procure that as of Closing the Target Companies shall own the Pre-Closing Best Efforts Russian Assets (which assets shall be transferred pursuant to and in accordance with the Pre-Closing Russian Asset Purchase Agreements, free of any Encumbrances (other than the Bank Pledges)).

4.3	At least one day prior to Closing, the Seller will deliver to the Purchasers written notice of the Pre-Closing Best Efforts Russian Assets that, despite the Seller’s best endeavours, will not have been transferred to a Target Company prior to Closing. If the Seller shall not deliver to the Purchasers such written notice one day prior to Closing, there shall be deemed to be no Pre-Closing Best Efforts Russian Assets that, despite the Seller’s best endeavours, will not have been transferred to a Target Company prior to Closing.

4.4	The Seller will procure that as of Closing the applicable Target Companies shall own the Pre-Closing Non-Russian Assets (which assets shall be transferred pursuant to and in accordance with the Pre-Closing Non-Russian Asset Purchase Agreements, free of any Encumbrances (other than the Bank Pledges)).

4.5	Notwithstanding any provision contained herein or in the Pre-Closing Purchase Agreements to the contrary, the applicable member of the Seller’s Group may, in lieu of any asset required to be transferred under a Pre-Closing Purchase Agreement, transfer an asset of substantially similar value, but only to the extent that:

4.5.1	such asset is generic and being capable of being used in the same way and manner, and to the same effect and with the same or better efficacy, as the asset otherwise required to be transferred under a Pre-Closing Purchase Agreement; or

4.5.2	the Purchaser otherwise consents in writing.

4.6	The Seller will procure that OOO Trading House Urozhay and ZAO Firm Urozhay use reasonable endeavours to cause all of the Employees to enter into Employment Agreements with DistCo or ProductionCo, as applicable, prior to Closing. The Seller confirms and warrants to each of the Purchasers that those Employees as so indicated on Schedule 9 have, as at the date of this Agreement, entered into Employment Agreements with DistCo or ProductionCo, as applicable.

4.7	The Seller will procure that as of Closing no Target Companies shall have any third party, related party, or bank debt owed to or by any person, other than with respect to accounts payable, accrued short-term liabilities, tax payables, and other than owed to another Target Company.

4.8	The Seller undertakes that it will not, between the time of this Agreement and Closing or this Agreement being terminated, carry out the matters listed below without the prior consent in writing of the Purchasers, such consent not to be unreasonably withheld or delayed, other than as set out in or required by this Agreement, the Disclosure Letter or any of the other Transaction Documents:

4.8.1	dispose of or agree to dispose of, or grant or agree to grant any option in respect of, any of the assets of any Target Company or any of the Pre-Closing Non-Russian Assets or the Pre-Closing Russian Assets (or, in substitution for any such asset, any asset of substantially similar value transferred to a Target Company as permitted under clause 4.5) or any interest in any of them except in the ordinary and usual course of business and on normal arm’s length terms;

4.8.2	discontinue or cease to operate all or a material part of the Business;

4.8.3	knowingly do or (to the extent reasonably within its control) permit any action which the Seller is aware will or is reasonably likely (in its determination) to materially and adversely affect the goodwill attaching to the Business;

4.8.4	pass any resolutions of any of the Target Companies in general meeting or by way of shareholders’ written or other resolution, other than such resolutions as are contemplated by the Transaction Documents;

4.8.5	take any steps to terminate the contract of employment between a Target Company and any Employee (including any Senior Employee) before Closing nor give or make or permit to be given or made to any Employee (including any Senior Employee) any notice, communication, statement or representation that may concern or affect his employment with a Target Company after Closing otherwise than to the extent necessary to comply with the Seller’s obligations under applicable law;

4.8.6	permit any Target Company to engage any person as, or make any variation to the terms and conditions of employment of, an Employee (including any Senior Employee) with a Target Company other than salary increases in the ordinary course and at normal market rates;

4.8.7	enter into any material contract (which includes, amongst other things, any agreement, arrangement or commitment) affecting or relating to the Business or any materially unusual or abnormal or onerous contract, or vary materially the terms of any of the Contracts;

4.8.8	create, grant or issue, or agree to create, grant or issue, any mortgages, charges (other than liens arising by operation of law), debentures or other securities over any of the assets of any of the Target Companies, any Pre-Closing Non-Russian Asset or any Pre-Closing Russian Asset (or, in substitution for any such asset, any asset of substantially similar value transferred to a Target Company as permitted under clause 4.5);

4.8.9	fail to take or procure to be taken any action required to maintain any of its insurances relating to any of the assets of the Target Companies, any Pre-Closing Non-Russian Asset or any Pre-Closing Russian Asset (or, in substitution for any such asset, any asset of substantially similar value transferred to a Target Company as permitted under clause 4.5) or (so far as is carried on by the Target Companies) the Business in force or knowingly do anything to make any such policy of insurance void or voidable;

4.8.10	engage in any third-party litigation in relation to the Target Companies or any assets thereof, or any Pre-Closing Non-Russian Asset or any Pre-Closing Russian Asset (or, in substitution for any such asset, any asset of substantially similar value transferred to a Target Company as permitted under clause 4.5);

4.8.11	enter into any licence, sub-licence, assignment or other agreement in respect of or affecting any of the Intellectual Property used in the Businesses (including for the avoidance of doubt the ISF IP Rights and the Modus IP Rights);

4.8.12	enter into any agreement, tenancy or licence or grant any permission, consent or approval in respect of or affecting any of the Properties;

4.8.13	dispose of or agree to dispose of, or grant or agree to grant any option in respect of, any Property or any interest therein;

4.8.14	grant or agree to grant any rights over or create any restriction, covenant or encumbrance affecting any Property; and

4.8.15	contract or otherwise agree to take any of the foregoing actions.

4.9	Promptly after Closing, and in any event within 20 Business Days after Closing, the Seller and the Purchasers shall cause the Company to adopt the Amended and Restated Memorandum and Articles of Association.

4.10	If the Seller so elects, it may require that the purchasers under the Pre-Closing Russian Asset Purchase Agreements pay more than the Russian Component Price. In such case (a) the Seller shall contribute 15 per cent. of such additional amount to the Company as share capital, (b) the Seller shall pay 85 per cent. of such additional amount to Bols’ account in accordance with clause 5.3, (c) Bols shall contribute such amount as received in subclause (b) above to the Company as share capital promptly (and in any event within three Business Days of its receipt), (d) the Purchasers (with the co-operation of the Seller) will cause such additional amounts to be paid to the respective sellers under the Pre-Closing Russian Asset Purchase Agreements, and (e) the seller and purchaser under such agreement, as applicable, will restate such agreement to reflect the consideration so increased.

4.11	The Seller undertakes to the Purchaser to cause the purchase and installation of SAP by the Company before the Closing.

4.12	The Seller undertakes to the Purchaser to cause the purchase and installation of 1C by the Company as soon as practically possible and in any event before the Closing.

5.	CONSIDERATION

5.1	The consideration for the purchase of the Shares shall be: (a) the Cash Consideration, and (b) the Consideration Shares (collectively, the “Consideration”).

5.2	If any payment is made by the Seller to the Purchasers or either of them (or any permitted assignee of a Purchaser’s rights hereunder) in respect of any Claim, the Consideration shall so far as permitted by law be deemed to have been reduced by the amount of such payment.

5.3	Wherever in this Agreement provision is made for the payment of monies by one person to another, such payment shall be effected by electronic transfer for same day value to the account specified in writing by the party entitled to the payment at least three Business Days prior to such payment being due or otherwise to such account as is specified herein for such purpose.

6.	CLOSING

6.1	Closing shall take place on the fifth Business Day after the last Condition Precedent is satisfied or waived in accordance with clause 3, or (subject to clause 18) on such later date as is mutually agreed in writing between the Seller and the Purchasers (the “Closing Date”).

6.2	Closing shall take place at the offices of the Seller’s Solicitors, at which the Seller and the Purchasers shall take the actions set out in Schedule 4 in the order listed therein.

6.3	Subject to the terms and conditions hereof, Bols shall at Closing pay to the Seller the Cash Consideration and CEDC shall at Closing issue to Direct Financing Limited (for and on behalf of the Seller) the Consideration Shares, less the Holdback Shares, all as set out in Schedule 4.

6.4	At Closing, all of the actions and transactions contemplated by Schedule 4 shall and shall be deemed to occur simultaneously.

7.	WORKING CAPITAL ADJUSTMENT

7.1	No later than 5:00 p.m. on the date that is 20 Business Days after Closing, the Seller shall deliver to the Purchasers a statement (the “Estimated Working Capital Adjustment”), setting out the Seller’s good faith estimation of the amount of the Working Capital. For such purpose, the Purchasers shall provide to the Seller such documents and reasonable access to the books and records and relevant personnel of the Target Companies as the Seller shall reasonably require.

7.2	The Estimated Working Capital Adjustment will be subject to review by or on behalf of the Purchasers. For such purpose, the Seller shall provide to the Purchasers and their accountants such documents and reasonable access to the books and records and relevant personnel of the Seller and relevant members of the Seller’s Group as the Purchasers or their accountants shall reasonably require. Within 45 Business Days after the Purchasers’ receipt of the Estimated Working Capital Adjustment, the Purchasers will notify the Seller in writing whether, based on such review; they have any objections to the Estimated Working Capital Adjustment (the “Objections Statement”).

7.3	If neither Purchaser so delivers an Objections Statement, the Estimated Working Capital Adjustment shall be the Final Working Capital Adjustment and shall be final and binding on the Seller and the Purchasers for the purposes hereof.

7.4	If a Purchaser does so deliver an Objections Statement, then the Seller and the Purchasers will negotiate in good faith with a view to resolving the issues in dispute and accordingly to agree on the Working Capital within 35 Business Days following receipt of the Objections Statement. If the Seller and Purchasers reach agreement on the Working Capital within such period of 35 Business Days, the Estimated Working Capital Adjustment (as adjusted in accordance with the agreement so reached) shall be the Final Working Capital Adjustment and shall be final and binding on the Seller and the Purchasers for the purposes hereof.

7.5

If the Seller and Purchasers do not reach agreement on the Working Capital within such period of 35 Business Days, then the Purchasers and the Seller will endeavour to refer the matters still in dispute to a mutually agreed upon member firm of the network of independent firms known as PricewaterhouseCoopers, KPMG, Ernst & Young or Deloitte (the “Expert”) within 50 Business Days following receipt of the Objections Statement. The Expert shall be instructed (as an expert and not for the avoidance of doubt as an arbitrator) to determine the amount of the Working Capital as soon as reasonably practicable and to notify the Seller and the Purchasers of its determination in writing. For such purpose, the Seller shall provide to the Expert such documents and reasonable access to the books and records and relevant personnel of the Seller and relevant members of the Seller’s Group, and Purchasers shall provide to the Expert such documents and reasonable access to the books and records and relevant personnel of the Target Companies, in each case as the Expert shall reasonably require. The fees and expenses of the Expert shall be borne as to one half between the Seller and as to one half by the Purchasers or otherwise as the Expert shall determine. The Estimated Working Capital Adjustment (as adjusted in accordance with the determination of the Expert) shall be the Final Working Capital Adjustment and shall be final and binding on the Seller and the Purchasers for the purposes hereof.

7.6	If the Seller and Purchasers do not reach agreement on the Expert within 20 Business Days following the date of falling 50 Business Days following receipt of the Objections Statement, or if the Expert cannot or will not make a decision in the manner provided in clause 7.5, the Purchasers and/or the Seller shall refer such matter to and it shall be resolved by arbitration under clause 32.2; provided, however, the tribunal shall consist of a single arbitrator chosen by the Seller and the Purchaser (the “Arbitrator”). If agreement cannot be reached between the Seller and the Purchasers as to the Person to serve as Arbitrator, on application by either of (or both of) the Purchasers and/or the Seller, the London Court of International Arbitration shall appoint the arbitrator. The Arbitrator shall be instructed to determine the amount of the Working Capital as soon as reasonably practicable and to notify the Seller and the Purchasers of its determination in writing. For such purpose, the Seller shall provide to the Arbitrator such documents and reasonable access to the books and records and relevant personnel of the Seller and relevant members of the Seller’s Group, and Purchasers shall provide to the Arbitrator such documents and reasonable access to the books and records and relevant personnel of the Target Companies, in each case as the Arbitrator shall reasonably require. The fees and expenses of the Arbitrator shall be borne as to one half between the Seller and as to one half by the Purchasers or otherwise as the Arbitrator shall determine. The Estimated Working Capital Adjustment (as adjusted in accordance with the determination of the Arbitrator) shall be the Final Working Capital Adjustment and shall be final and binding on the Seller and the Purchasers for the purposes hereof.

7.7	If the Final Working Capital Adjustment as agreed or determined as set out above shows a Working Capital amount in excess of US$8,000,000, Bols shall promptly (and in any event within five Business Days) pay Seller the difference.

7.8	If the Final Working Capital Adjustment as agreed or determined as set out above shows a Working Capital amount of less than US$8,000,000: (a) the Seller shall promptly (and in any event within five Business Days) contribute 15 per cent. of the difference to the Company as share capital, (b) the Seller shall pay 85 per cent. of the difference to Bols’ account in accordance with clause 5.3, and (c) Bols shall contribute such amount received in subclause (b) above to the Company as share capital promptly (and in any event within five Business Days of its receipt).

8.	CEDC BOARD MATTERS AND ACKNOWLEDGMENT

8.1	Immediately following Closing, if there shall exist an unfilled directorship in the Board, in accordance with the Certificate of Incorporation and the Bylaws, CEDC shall nominate Sergei Kuprianov to fill one such directorship, and the Shareholder agrees to vote its shares in CEDC held at the relevant time accordingly (if necessary).

8.2	Immediately following Closing, if there shall not exist an unfilled directorship in the Board, in accordance with the Certificate of Incorporation and the Bylaws, CEDC shall cause an increase in the number of directors to the Board by creating a new directorship (and the Shareholder agrees to vote its shares in CEDC held at the relevant time accordingly (if necessary)), and CEDC shall nominate Sergei Kuprianov to fill such newly created directorship promptly following its creation.

8.3	For so long as the Sufficient Share Criteria are met, CEDC agrees to cause the Designee to be nominated as a Director, and the Shareholder agrees to vote its shares in CEDC held at the relevant time (if necessary) to elect the Designee as a Director, in accordance with the Certificate of Incorporation and the Bylaws, including with respect to the Designee’s nomination and election at the annual meeting of the shareholders of CEDC.

8.4	If at any time the Designee ceases to be a Director for any reason whatsoever (including by way of resignation, removal, death or incapacitation), Direct Financing Limited may specify another individual to be the Designee and each of CEDC and the Shareholder agrees to cause such replacement Designee to be nominated as a Director, and the Shareholder agrees to vote its shares of CEDC held at the relevant time (if necessary) to elect such replacement Designee as a Director, as soon as reasonably practicable following receipt of written notice of his specification by the Direct Financing Limited for such purpose.

8.5	The Seller acknowledges that the Designee, once appointed as a Director, will owe fiduciary and other duties to CEDC and its shareholders and such other duties and obligations as are imposed on the Directors under generally applicable law or securities regulation, the Certificate of Incorporation and the Bylaws.

8.6	CEDC shall pay, provide and reimburse to such Designee appointed as a Director such director’s fees, directors’ and officers’ liability insurance coverage, and expenses, in each case as are paid, provided and reimbursed generally to members of the Board from time to time.

8.7	For so long as the Sufficient Share Criteria are met, the Shareholder and CEDC severally agree to, and CEDC additionally agrees to procure that the Shareholder shall, take no action to remove a Designee as a Director in the absence of fraudulent or criminal conduct of such Director or conduct requiring the removal of such Director under applicable United States laws or securities regulations or otherwise when required in the exercise of the fiduciary duties of the officers and/or Directors of CEDC, and (at the sole expense of CEDC) to do, execute and perform (and to procure that all third parties directly or indirectly under their respective Control do, execute and perform) all such further deeds, documents, acts, assurances and things as may reasonably be required to carry out the provisions and intent of clause 8.

8.8	If the Sufficient Share Criteria cease to be met at any time, the Seller shall and shall procure that Direct Financing Limited and each of its permitted transferees shall, on or prior to such cessation, together procure the resignation of each Director appointed pursuant to this clause 8.

8.9	The Purchasers and the Shareholder acknowledge and agree that:

8.9.1	the sole purpose of the Shareholder in entering into this Agreement is to give the covenants expressed to be undertaken by the Shareholder in this clause 8, and not for any other purpose;

8.9.2	obligations in this Agreement to be undertaken or assumed by the Shareholder are to be construed as requiring the Shareholder to apply reasonable efforts to exercise all voting rights and other then existing powers of corporate, trust, or contractual control over the affairs of any other person that the Shareholder is able to exercise in order to secure performance of such obligation; and

8.9.3	the Shareholder shall have no right, and irrevocably waives any and all rights, to bring a claim against or to the Seller or Direct Financing Limited arising out of or in connection with any of the Transaction Documents or transactions contemplated hereby or thereby or referred to herein or therein howsoever arising hereunder, save to the extent that the Shareholder is (or was) himself subject to a claim hereunder brought.

8.10	The Purchasers and the Shareholder acknowledge and agree to the valuations set out in Schedules 5-12 (inclusive) (which have been prepared solely by or on behalf of the Seller) and none shall have any claim against any person in respect of an inaccuracy thereof, save in the event of fraud, bad faith or knowing misstatement.

9.	SELLER’S WARRANTIES AND ACKNOWLEDGMENTS

9.1	The Seller warrants to each of the Purchasers in the terms set out in Schedule 2 as at the date of this Agreement and (by reference to the facts then existing) at the Closing Date. Save in relation to fraud, the Purchasers’ rights to make a Claim, and the Seller’s Liability in respect of any Claim, shall be limited and/or excluded as set out in Part A of Schedule 3.

9.2	The Warranties are separate and independent and shall not be limited by reference to or inference from any other Warranty, or any other term of this Agreement or any document referred to in it.

9.3	A breach of any of the warranties expressly made by either Purchaser or the Shareholder shall not entitle the Seller to rescind or terminate this Agreement, or any part of it, whether before or after Closing.

9.4	The Seller acknowledges and agrees that:

9.4.1	neither the Shareholder nor the Purchasers have made any representations or warranties regarding the Shareholder, the Purchasers or the Purchasers’ Group in connection with the transactions contemplated hereby, other than the warranties expressly made by the Purchasers and set out in this Agreement. The Seller acknowledges that (except for the warranties made by the Purchasers and set out in this Agreement), no person has been authorised by the Purchasers or the Shareholder to make any representation or warranty regarding the Shareholder, the Purchasers or the Purchasers’ Group in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorised by the Purchasers or the Shareholder;

9.4.2	the Seller (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Shareholder, the Purchasers and the Consideration Shares, and (ii) has conducted such investigations of the Shareholder and the Purchasers as the Seller deems necessary to satisfy itself as to the status, operations and conditions thereof, and will rely solely on such investigations and inquiries and the express warranties of the Purchasers set out herein; and

9.4.3

save in relation to fraud, the Seller will not at any time assert any claim against the Shareholder, the Purchasers or any of their present or former Affiliates, or with effect from Closing the each Target Company, or any of its or their respective present or former directors, officers, managers, partners, shareholders, employees, agents, consultants, investment bankers, attorneys, advisors or representatives, or attempt to hold the Shareholder, the Purchasers or any such person liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by the Shareholder, the Purchasers or any such persons concerning the Shareholder, the Purchasers and/or the Consideration Shares or in connection with any reliance (if any) on such persons in its agreeing to any term of this Agreement or any of the other Transaction Documents or entering into this Agreement or any of the other Transaction Documents, save to the extent that the same constitutes a claim against CEDC under applicable securities laws or the warranties expressly made by the Purchasers and set out in this Agreement.

9.5	The Seller:

9.5.1	acknowledges and agrees that the sole purpose of the Shareholder in entering into this Agreement is to give the covenants expressed to be undertaken by the Shareholder in clause 8, and not for any other purpose; and

9.5.2	acknowledges and agrees that the Shareholder is under no obligation to keep or maintain any holding of shares in CEDC which he shall be free to dispose of or otherwise deal with at his discretion, and further acknowledges and agrees that any Person to whom such shares may be transferred will not be bound by the provisions of clause 8 so far as the same apply to the Shareholder; and

9.5.3	(notwithstanding anything to the contrary in this Agreement or in any of the other Transaction Documents) irrevocably waives any and all rights which the Seller (or any member of the Seller’s Group) may have against the Shareholder hereunder to the extent such rights are inconsistent with this clause 9.5.

9.6	The Seller acknowledges and agrees that the liability and obligations of CEDC and Bols hereunder shall be joint and several, save where specifically stated otherwise.

10.	PURCHASERS’ WARRANTIES AND ACKNOWLEDGEMENTS

10.1	Save in relation to fraud, the Seller’s rights to make a Seller Claim, and the Purchasers’ Liability in respect of any Seller Claim, shall be limited and/or excluded as set out in Part B of Schedule 3.

10.2	CEDC warrants to the Seller (and, in respect of itself and only in respect of the statements set out in clauses 10.2.1 to 10.2.6 (inclusive), Bols also warrants to the Seller) as at (unless otherwise specified below) the date of this Agreement and (by reference to the facts then existing) the Closing Date that:

10.2.1	each Purchaser has the requisite capacity, power and authority to enter into and perform its respective obligations under this Agreement and the other Transaction Documents to which it is a party;

10.2.2	if applicable, each Purchaser has taken all necessary corporate action required by its constitutional or organisational documents to permit it to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party;

10.2.3	this Agreement constitutes and the other Transaction Documents to which each Purchaser is a party will, when executed, constitute binding obligations of that Purchaser, as applicable, in accordance with their respective terms;

10.2.4	the execution and delivery by each Purchaser of this Agreement, the other Transaction Documents to which it is a party and the performance by each such Purchaser of its obligations under this Agreement the other Transaction Documents to which it is a party will not (or with the giving of notice or lapse of time would not):

10.2.4.1	result in a breach of any provision of the constitutional or organisational documents of that Purchaser;

10.2.4.2	result in a breach of any order, judgment or decree of any court or governmental agency to which that Purchaser is a party or by which that Purchaser is bound or any contractual commitment to which that Purchaser is bound.

10.2.5	as at the date of this Agreement, and so far as the Purchasers are aware, there are no facts or circumstances which would give rise to a Claim and the Seller does not intend to bring any Claim against any member of the Seller’s Group;

10.2.6	Bols will have at Closing the necessary cash resources to meet its obligation to pay the Cash Consideration at Closing under this Agreement;

10.2.7	CEDC owns directly 100 per cent. of the equity securities of Bols;

10.2.8	as at the date of this Agreement, the authorised capital stock of CEDC consists of 80,000,000 shares of common stock, of which 40,331,821 shares are issued and outstanding and 246,037 shares are held in treasury;

10.2.9	at Closing, all of Consideration Shares, less the Holdback Shares, and as of the date of issuance of the Holdback Shares pursuant to clause 11.9, the Holdback Shares (A) will have been duly authorised, are validly issued, fully paid, and non-assessable, (B) will have been issued in compliance with all applicable state and federal securities laws, and (C) will not have been issued in breach of any obligation under an agreement relating to the issue of such Consideration Shares. Except as described in the CEDC SEC Documents and save for the Transaction Documents, no obligation to issue any share or shares in the capital of CEDC which will (or which may, following the giving of notice) be triggered by the issue of the Consideration Shares will exist at Closing or as of the date of issuance of the Holdback Shares pursuant to clause 11.9. Save for the Transaction Documents and the organizational documents of CEDC, there are no agreements with respect to the voting or transfer of the Consideration Shares, and CEDC is not obligated to redeem or otherwise acquire any of its outstanding capital stock;

10.2.10	CEDC owns or is entitled and authorised to issue the Consideration Shares free from any Encumbrances;

10.2.11	CEDC has furnished or made available to the Seller true and complete copies of all reports or registration statements it has filed with the SEC under the Securities Act and the Exchange Act, for all periods subsequent to 2004, all in the form so filed (collectively the “CEDC SEC Documents”);

10.2.12	as of their respective filing dates, the CEDC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and none of the CEDC SEC Documents filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC;

10.2.13	CEDC’s financial statements, including the notes thereto, included in the CEDC SEC Documents (the “CEDC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly CEDC’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments);

10.2.14	since the date of the most recent CEDC SEC Document, CEDC has not effected any change in any method of accounting or accounting practice, except for any such change required because of a change in GAAP;

10.2.15	all material Taxation that has been assessed against the Purchaser Group has been or will be so paid prior its due date;

10.2.16	neither CEDC nor any subsidiary of CEDC is, or has ever been, a United States real property holding corporation within the meaning of Section 897 (c) (2) of the Internal Revenue Code;

10.2.17	so far as either Purchaser is aware, in connection with obtaining and payment of the Consideration in any respect, neither it, nor any of its Affiliates, has been engaged or involved in receiving, transferring, transporting, retaining, using, structuring, diverting, or hiding the proceeds of any criminal activity, nor so far as either Purchaser is aware in any act of omission, commission or assistance to another person, or so far as either Purchaser is aware in aiding or abetting another person, in such activity; and

10.2.18	there have been no Restructuring Events since 1 July 2007.

10.3	Each Purchaser acknowledges and agrees that:

10.3.1	the Seller has not made any representations or warranties regarding the Seller’s Group or any Target Company, the Business, the assets or operations of the Seller’s Group, any Target Company or otherwise in connection with the transactions contemplated hereby, other than the Warranties. Each Purchaser acknowledges that (except for the Warranties), no person has been authorised by the Seller or any Target Company to make any representation or warranty regarding the Seller’s Group any Target Company, the Business, the assets or operations of any Target Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorised by the Seller or any Target Company;

10.3.2	it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Seller’s Group, any Target Company and the Business, and (ii) has conducted such investigations of the Seller’s Group, any Target Company and the Business as it deems necessary to satisfy itself as to the status, operations and conditions thereof, and will rely solely on such investigations and inquiries and on the Warranties; and

10.3.3

save in relation to fraud, it will not at any time assert any claim against the Seller or any of its present or former Affiliates or any of its or their respective present or former directors, officers, managers, partners, shareholders, employees, agents, consultants, investment bankers, attorneys, advisors or representatives (save insofar as the same are or become directors, officers, managers, partners, shareholders, employees, agents, consultants, investment bankers, attorneys, advisors or representatives of any Target Company or any other member of the Purchasers’ Group), or attempt to hold the Seller or any such person liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by the Seller or such persons concerning the Seller, the Seller’s Group, any Target Company or the Business or in connection with any reliance (if any) on such persons in its agreeing to any term of this Agreement or any other Transaction Document or entering into this Agreement or any other Transaction Document, save to the extent that the same constitutes a Claim under the Warranties.

10.4	A breach of Warranty by the Seller shall not entitle either Purchaser to rescind or terminate this Agreement, or any part of it, whether before or after Closing.

11.	UNDERTAKINGS APPLICABLE POST-CLOSING

11.1	Immediately after Closing, Bols will pay to the Seller’s Account an amount equal to (a) 85 per cent. of the Enhancements Amount and (b) 50 per cent. of the 1C Amount, in accordance with clause 5.3 (and to the extent reasonably practicable provide copies of documents confirming debit and transfer of such amount to the Seller’s Account).

11.2	To the extent any of the Pre-Closing Best Efforts Russian Assets have not been transferred to a Target Company prior to Closing under the Pre-Closing Russian Asset Purchase Agreements, the Seller will use all reasonable endeavours to procure that such assets are transferred to a Target Company pursuant to the terms of such Pre-Closing Russian Asset Purchase Agreements free of any Encumbrances as soon as reasonably possible following Closing.

11.3	The Seller will procure that, except with respect to (a) liabilities specifically assumed by the Target Companies under the Pre-Closing Purchase Agreements, which liabilities are set out in Schedule 13 and (b) the Post-Closing Russian Component Price Obligations to be paid pursuant to the Pre-Closing Purchase Agreements, no Target Company shall have any obligation arising under the Pre-Closing Purchase Agreements or otherwise on account of the preparation, negotiation or execution of such agreements.

11.4	Following Closing, the Purchasers shall procure that each relevant Target Company fully satisfies each Post-Closing Russian Component Price Obligation attributable to each Pre-Closing Best Efforts Russian Asset promptly upon transfer of such Pre-Closing Best Efforts Russian Asset to it pursuant to the terms of a Pre-Closing Purchase Agreement.

11.5	Prior to the completion of each of the transactions contemplated by the Post-Closing Purchase Agreements, Bols shall (a) pay to the Seller the Dollar Equivalent of the VAT receivables to be created as a result of the payment of the Post-Closing VAT Amount applicable to the relevant transaction, (b) pay to the Seller 15 per cent. of the sum of (x) the consideration to be paid in respect of the relevant transaction, and (y) VAT amounts to be paid in respect of the relevant transaction, in each case pursuant to the relevant Post-Closing Purchase Agreement, (c) pay and contribute as share capital 85 per cent. of the amount described in subclause (x) and (y) above to the Company as share capital. Upon Seller’s receipt of 15 per cent. of the amount described in subclause (x) and (y) above, the Seller shall immediately contribute an equal amount so received to the Company also by way of share capital.

11.6	Following the expiry of the period commencing on the Closing Date and ending on the first anniversary of such date, upon the delivery to CEDC of the certificates representing the Consideration Shares in the name of the Direct Financing Limited, CEDC shall reissue to Direct Financing Limited the certificates representing the Consideration Shares so that the legends referred to in clauses 4.1.6(a) and 4.1.6(b) of Schedule 2 are no longer included on such certificates.

11.7	White Horse (with the cooperation of the Company, CEDC and Bols) undertakes to CEDC to use reasonable endeavours to cause DistCo and ProductionCo, as applicable, to enter into Employment Agreements with all of the Final Closing Employees prior to the Final Closing. CEDC undertakes to White Horse to cooperate fully in such actions as White Horse may reasonably request of it, as a Shareholder or through the board members appointed by it in accordance with the terms hereof, to enable White Horse to cause DistCo and ProductionCo, as applicable, to enter into Employment Agreements with all of the Final Closing Employees as aforesaid.

11.8	If the Seller so elects, it may require that the purchasers under the Post-Closing Purchase Agreements pay more than the consideration payable thereunder. In such case (a) the Seller shall contribute 15 per cent. of such additional amount to the Company as share capital, (b) the Seller shall pay 85 per cent. of such additional amount to Bols’ account in accordance with clause 5.3, (c) Bols shall contribute such amount as received in subclause (b) above to the Company as share capital promptly (and in any event within three Business Days of its receipt), (d) the Purchasers (with the co-operation of the Seller) will cause such additional amounts to be paid to the respective sellers under the Post-Closing Purchase Agreements, and (e) the seller and purchaser under such agreement, as applicable, will restate such agreement to reflect the consideration so increased.

11.9	The Seller shall procure the full, absolute and unconditional release of the Bank Pledges within two Business Days of the Closing, and shall deliver to the Purchasers such documents and documentary and other evidence as CEDC may reasonably require in connection with such released Bank Pledges; PROVIDED THAT, for purposes of this Agreement in relation to the Real Property, such release shall be deemed to have occurred without the prior registration with Federal Registration Chamber of the Russian Federation as provided in clause 11.10.

11.10	The Seller shall, on first Business Day that is (a) a Friday and (b) at least three Business Days following the Closing, after procuring the full, absolute and unconditional release of the Bank Pledges, and deliver the Real Property Title Documents for registration with Federal Registration Chamber of the Russian Federation. Upon registration of the ownership by the applicable Target Company of the Real Property as certified by one or more certificates of registration issued by the relevant branch of the Federal Registration Chamber of the Russian Federation, which shall be delivered to CEDC by the Seller, CEDC will, within one Business Day of such delivery, issue the Holdback Shares in certificated form free of any Encumbrances to Direct Financing Limited in accordance with clause 5 and delivery to White Horse (x) documentary evidence of such share issuance issued by CEDC’s transfer agent and (y) a certificate signed by the secretary of CEDC describing all Restructuring Events that have occurred, if any, during the period occurring on or after Closing and ending on the date of such issuance.

11.11	Promptly after (and in any event within ten Business Days following) Closing, the Seller shall prepare, execute and (where so required and in the manner so required) certify or authenticate or cause to be prepared, executed and certified or authenticated the following:

11.1.1	form ABC-243 (Corporate Questionnaire of the California Department of Alcoholic Beverage Control) for the Seller;

11.1.2	form ABC-211-A (License Transfer Request (“Sign off”) of the California Department of Alcoholic Beverage Control) for Luxury; and

11.1.3	form ABC-227-A (Notice of Intended Transfer of the California Department of Alcoholic Beverage Control) for Luxury.

together with in each case all information and supporting documentation reasonably requested by the Purchasers in order to obtain or maintain the Federal and state alcoholic beverage licenses required by Luxury to carry on its business, all of which shall be provided to the Purchasers in order that they may submit the same to the appropriate authorities following Closing.

11.12	White Horse (with the cooperation of the Company, CEDC and Bols) undertakes to CEDC to use reasonable endeavours to cause DistCo to obtain the Moscow City Accreditation as soon as reasonably practicable after Closing.

11.13	Bols will pay to White Horse the Cash Holdback Amount immediately upon the Final Closing.

12.	CONDUCT OF CLAIMS

12.1	Upon either Purchaser or any Target Company becoming aware of any claim, action or demand against it for damages, a portion or all of which (in the reasonable opinion of the Purchaser) is reasonably likely to be a Third Party Claim against the Seller pursuant to this Agreement, the relevant Purchaser shall or as the case may be shall procure that the relevant Target Company shall:

12.1.1	promptly, and in any event within ten Business Days of becoming so aware, notify the Seller in writing of such Third Party Claim;

12.1.2	in circumstances where the Litigation Criteria shall apply to such Third Party Claim (but not otherwise), and at the written request of the Seller, allow the Seller to take the sole conduct of such actions as the Seller may so request in connection with any such Third Party Claim in the name of the relevant Purchaser or the relevant Target Company and in that connection the Purchasers shall give or cause to be given to the Seller all such reasonable assistance as the Seller may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such Third Party Claim. The Seller shall:

12.1.2.1	keep the Purchasers fully and promptly informed of the progress of the Third Party Claim and its defence as so undertaken by the Seller in the name of the relevant Purchaser or Target Company;

12.1.2.2	provide the relevant Purchaser or Target Company (as the case may be) with copies of all documentation relating to the Third Party Claim; and

12.1.2.3	give the relevant Purchaser or Target Company (as the case may be) reasonable opportunity to make representations regarding the conduct of the Third Party Claim and its defence, and to consider in good faith all such requests as are so made;

12.1.3	in circumstances where the Litigation Criteria shall apply to such Third Party Claim (but not otherwise), at the sole cost of the Seller, give such information and access to relevant personnel, premises, chattels, documents and records of the relevant Purchaser or Target Company (as the case may be) as relate to (and to the extent relating to) the Third Party Claim or its defence to the Seller and its professional advisers as the Seller may reasonably request in writing;

12.1.4	take all such reasonable action in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim; and

12.1.5	in circumstances where the Litigation Criteria shall apply to such Third Party Claim (but not otherwise), make no admission of Liability, agreement, settlement or compromise in relation to any Third Party Claim or any claim, action or demand against the relevant Purchaser or Target Company, without the prior written consent of the Seller.

12.2	If the Seller does not take sole conduct of a Third Party Claim pursuant to clause 12.1.2, the relevant Purchaser shall or as the case may be shall procure that the relevant Target Company shall:

12.2.1	keep the Seller reasonably informed of the progress of the Third Party Claim and its defence as so undertaken by the Purchaser;

12.2.2	subject to legal privilege and relevant duties of confidentiality or other restrictions, provide the Seller with copies of all material documentation relating to the Third Party Claim; and

12.2.3	give the Seller reasonable opportunity to make representations regarding the conduct of the Third Party Claim and its defence, and to consider in good faith all such requests as are so made.

13.	BASIS OF RECOVERY

13.1	The Seller shall be liable for any and all amounts due to the Purchasers pursuant to a Claim, which amounts, for the avoidance of doubt, are (to the extent they apply) subject to the limitations set out in Part A of Schedule 3.

13.2	Save to the extent already taken into account pursuant to paragraph 11 of Part A of Schedule 3, where any payment is made pursuant to a claim for breach of this Agreement or under an indemnity given under this Agreement and the Losses incurred in relation to the claim give rise to a Relief in the hands of any member of the Seller’s Group or the Purchasers’ Group (as the case may be), then to the extent that such Relief results in an actual saving of Tax, the Seller or the Purchasers (as the case may be) shall pay or procure that the relevant member of the Seller’s Group or the Purchasers’ Group (as the case may be) shall pay, on the date on which the Tax so saved would otherwise first have become due and payable, an amount equal to the Tax so saved to the party originally making such payment pursuant to a claim for breach of this Agreement or under an indemnity given under this Agreement.

14.	EFFECT OF CLOSING

Any provision of this Agreement or any other Transaction Document which is capable of being performed after (but which has not been performed at or before) Closing, and all Warranties and other undertakings contained in or entered into pursuant to this Agreement or any other Transaction Document, shall remain in full force and effect notwithstanding Closing.

15.	REMEDIES AND WAIVERS

15.1	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided under this Agreement or any other documents referred to herein shall impair such right, power or remedy, or operate as a waiver thereof.

15.2	The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

16.	NO REPRESENTATIONS

No party shall be liable (in equity or tort, under the Misrepresentation Act 1967 or in any other way) in respect of any misrepresentation made in connection herewith or in connection with any of the other Transaction Documents or any other document which is entered into by the parties or any of them in connection with this Agreement save to the extent that the same constitutes a Claim under the Warranties or as the case may be the warranties expressly made by the Purchasers and set out in clause 10.

17.	ASSIGNMENT

17.1	No party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (including the Warranties and any causes of action arising in connection with any of them), no party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement (including the Warranties and any causes of action arising in connection with any of them) and no party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement, in each case without the prior written consent of the other parties.

17.2	Except as expressly permitted by this clause 17, any assignment of this Agreement, or any right or obligation arising under it, shall be void.

18.	TERMINATION

18.1	This Agreement:

18.1.1	may be terminated at any time by mutual written consent of the Seller and the Purchasers; and

18.1.2	shall terminate upon written notice by any party to be given to each other party if Closing shall not have occurred on or prior to the fifth Business Day after the Long Stop Date on such later date as is mutually agreed in writing between the Seller and the Purchasers in accordance with clause 6.1.

18.2	If this Agreement terminates in accordance with clause 18.1, and without limiting any party’s right to claim damages (or such other remedies as may be available at law or in equity) in respect of antecedent breaches, all obligations of the parties under this Agreement shall end (except for the provisions of clauses 21, 22, 23, 24, 25 and 31), but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

19.	FURTHER ASSURANCES

19.1	Each of the parties shall from time to time at its own cost (or in the case of the Shareholder, at the sole cost of CEDC) , on being required to do so by any other party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Shares to the Purchasers and otherwise give full effect to this Agreement and each of the other Transaction Documents.

19.2	Without limitation to clause 19.1 but subject always to clause 23, each of the Seller and the Purchasers agrees that it shall, upon a request from any other party or from any Competent Authority, promptly co-operate with and provide all necessary information reasonably requested by any such Competent Authority in respect of its proper and lawful enquiries in connection with this Agreement and the arrangements relating thereto (including in relation to the satisfaction of the Conditions Precedent or any of them) from any such Competent Authority.

20.	VARIATION

This Agreement may only be varied in writing signed by each of the parties.

21.	NOTICES

21.1	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

21.2	Any such notice or other communication shall be addressed as provided in clause 21.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

21.2.1	if sent by personal delivery, upon delivery at the address of the relevant party;

21.2.2	if sent by international courier, upon receipt of a confirmation of delivery; and

21.2.3	if sent by facsimile, upon receipt of a confirmation of transmission,

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day (or at the start of Working Hours on that day if the relevant notice or other communication would otherwise be deemed to have been given before Working Hours on a Business Day).

21.3	The relevant addressee and facsimile number of each party for the purposes of this Agreement, subject to clause 21.4, are:

Name of party:	For the attention of:	Facsimile No.:
Seller	Sergei Kuprianov	+7-495-702-6215

CEDC	Chris Biedermann	+48-22-375-1810

Bols	Chris Biedermann	+48-22-375-1810

Shareholder	William V. Carey	+48-22-375-1810

The addresses of the Seller, the Purchasers and the Shareholder are as set out at the commencement of this Agreement.

Any notice or other communication to the Seller shall be addressed as above, with a copy to:

Akin Gump Strauss Hauer & Feld LLP
Ducat Place II
7 Gasheka Street
Moscow 123056 Russia
Attn: Andrei Danilov
Facsimile No.: +7-495-783-7701

Any notice or other communication to the Purchasers or either of them shall be addressed as above, with a copy to:

Dewey & LeBoeuf
One Minster Court
Mincing Lane
London EC3R 7YL
United Kingdom
Attn: Stephen J. Horvath III
Facsimile No.: +44-20-7459-5099

Any notice or other communication to the Shareholder shall be addressed as above, with a copy to CEDC and to:

Dewey & LeBoeuf
One Minster Court
Mincing Lane
London EC3R 7YL
United Kingdom
Attn: Stephen J. Horvath III
Facsimile No.: +44-20-7459-5099

21.4	A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 21.3 PROVIDED THAT such notification shall only be effective on:

21.4.1	the date specified in the notification as the date on which the change is to take place; or

21.4.2	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

22.	ANNOUNCEMENTS

22.1	Subject to clause 22.2, no announcement concerning the sale of the Shares or any ancillary matter shall be made by any party (and each of the Seller and the Purchasers shall procure that no member of their respective Groups shall make any such announcement) without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed.

22.2	Any party may make an announcement, or permit or allow any other member of its Group to make an announcement, concerning the sale of the Shares or any ancillary matter if and to the extent required by:

22.2.1	the law of any relevant jurisdiction;

22.2.2	any securities exchange or regulatory or governmental body to which such party or Group member is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

in which case the party concerned (except where such party is CEDC) shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the others before making (or as the case may be permitting or allowing) such announcement.

22.3	The restrictions contained in this clause 22 shall continue to apply after the termination of this Agreement or Closing for a period of three years.

23.	CONFIDENTIALITY

23.1	Subject to clause 23.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

23.1.1	the provisions of this Agreement or any of the other Transaction Documents;

23.1.2	the negotiations relating to this Agreement or any of the other Transaction Documents;

23.1.3	the subject matter of this Agreement or any of the other Transaction Documents; or

23.1.4	any other party.

23.2	Notwithstanding clause 23.1, any party may disclose Confidential Information if and to the extent that:

23.2.1	it is required by the law of any relevant jurisdiction;

23.2.2	it is required by any securities exchange or regulatory or governmental body to which it is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

23.2.3	it is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of that party;

23.2.4	the information has come into the public domain through no fault of that party or any of its Affiliates;

23.2.5	each other party has given its prior written approval to the disclosure; or

23.2.6	such disclosure is required to enable that party to enforce its rights under this Agreement;

PROVIDED THAT (unless contrary to law or the direction of any governmental authority) any such information disclosed by the Seller, the Shareholder or Bols pursuant to clauses 23.2.1 or 23.2.2 shall be disclosed only after notice to and consultation with the other parties, to the extent that such notice and consultation is reasonably practicable in the circumstances.

23.3	Each of the parties hereby agrees that they shall not use Confidential Information for any purpose other than the performance of their obligations under this Agreement (and the transactions contemplated hereby) or in connection with the Business or their evaluation of the same, or in connection with the enforcement of their rights hereunder.

23.4	The restrictions contained in this clause 23 shall continue to apply after the termination of this Agreement or Closing for a period of three years.

24.	GUARANTEE

24.1	CEDC unconditionally and irrevocably guarantees to White Horse as a continuing primary obligation, the proper and punctual performance by Bols of all its obligations under or pursuant to each Transaction Document to which it is or becomes a party.

24.2	The Liability of the CEDC under clause 24.1 shall not be discharged or impaired by:

24.2.1	any amendment to or variation of the relevant Transaction Document, or any waiver of or departure from its terms, or any assignment of it or any part of it, or any document entered into under or pursuant to it;

24.2.2	any release of, or granting of time or other indulgence to, Bols or any third party, or the existence or validity of any other security taken by the Seller in relation to the relevant Transaction Document or any enforcement of or failure to enforce or the release of any such security;

24.2.3	any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, Bols; or

24.2.4	any other act, event, neglect or omission whatsoever (whether or not known to the Seller, the Purchasers, or the Shareholder) which would or might (but for this clause) operate to impair or discharge the Liability of CEDC under clause 24.1 or any obligation of Bols under the relevant Transaction Document or to afford Bols any legal or equitable defence.

25.	COSTS AND EXPENSES

Save for the Shareholder, each party shall pay its own costs and expenses in relation to the preparation, negotiation and execution of this Agreement and all other Transaction Documents and the negotiations leading up to the same, and each party shall be responsible for the costs and expenses of its own advisors. The Shareholders’ costs and expenses in relation to the preparation, negotiation and execution of this Agreement and all other Transaction Documents and the negotiations leading up to the same, and the costs and expenses of the Shareholders’ advisors (if any) shall be borne by CEDC.

26.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any competent jurisdiction, such provision shall not affect or impair:

26.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

26.2	the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement.

27.	THIRD PARTY RIGHTS

27.1	Subject to clause 27.2, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, by any person who is not a party to this Agreement.

27.2	The parties to this Agreement acknowledge that the provisions of clauses 8, 9.4.3, and 10.3.3 confer (or potentially confer, or permit) a benefit on the persons specifically referred to in those clauses and intend that those provisions should be enforceable (subject to clause 27.3) by such persons, notwithstanding their not being a party to this Agreement, by virtue of the Contracts (Rights of Third Parties) Act 1999.

27.3	Notwithstanding clause 27.2, this Agreement may be varied in accordance with clause 20 or otherwise without the consent and without reference to persons entitled to enforce terms of this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

28.	COUNTERPARTS

This Agreement may be executed in counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute but one and the same instrument.

29.	ENTIRE AGREEMENT

This Agreement and the other Transaction Documents (and all other documents which are entered into by the parties or any of them in connection with this Agreement) contain the whole agreement between the parties relating to the subject matter of this Agreement, the other Transaction Documents and such other documents at the date hereof. Each party acknowledges that it has not been induced to enter this Agreement by, and in agreeing to enter into this Agreement it has not relied on, any representation or warranty except as expressly stated or referred to in this Agreement, another Transaction Document and/or any such other document and, so far as permitted by law (and except in the case of fraud) the parties hereby waive any remedy in respect of (and acknowledges that no other party nor any of its agents, directors, officers or employees have given) any such representations or warranties which are not expressly stated or referred to in this Agreement, another Transaction Document and/or any such other document.

30.	CURRENCY

For the avoidance of doubt, all payments made pursuant to this Agreement and the other Share Purchase Agreement shall be denominated in US dollars.

31.	LANGUAGE

All portions of this Agreement other than Schedules 5-12 (inclusive) are prepared in the English language only. Schedules 5-12 (inclusive) have been prepared in English and Russian counterparts. In the event of an inconsistency between such two counterparts, the Russian counterpart will prevail. The Seller has provided to the Purchasers a certified translation of Schedules 5-8 and 11-12 (inclusive) into the English language prior to the date hereof which, so far as the Seller is aware, is an accurate translation.

32.	CHOICE OF GOVERNING LAW AND ARBITRATION

32.1	This Agreement shall be governed by and construed in accordance with the laws of England without giving effect to applicable conflict of laws provisions.

32.2

Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Agreement. There shall be three arbitrators, and the parties agree that one arbitrator shall be nominated by each of the Seller and CEDC. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-nominated arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. The seat or place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

32.3	Nothing in this agreement shall prevent the parties or any of them seeking interim relief or conservatory measures in aid of the arbitration proceedings or for the enforcement of any arbitral award, PROVIDED THAT the parties agree that they may only seek, and shall only be entitled to, such relief as is consistent with clause 32.2. Without prejudice to such provisional remedies that may be granted by a national court in aid of arbitration, the arbitral tribunal shall have full authority to grant interim or conservatory measures, to order a party to seek modification or vacation of interim or conservatory measures issued by a national court, and to award damages or give other appropriate relief for the failure of any party to respect the arbitral tribunal’s orders to that effect.

32.4	The parties hereby waive their rights to apply or appeal under Sections 45 and 69 of the Arbitration Act 1996.

ANNEX A

DEFINITIONS

In this Agreement, the Schedules and the Exhibits to it:

“1C Amount”	means the aggregate expenses actually incurred by the Seller’s Group prior to Closing in respect of 1C, as supported by such reasonable documentary evidence as the Purchasers or either of them shall reasonably require, PROVIDED ALWAYS THAT the 1C Amount shall in all cases be in conformity with a budget and payment plan as has been agreed in advance in writing between the Seller and the Purchasers;

“1C”	means the software and hardware more particularly described in Schedule 14;

“Accounts”	means the balance sheet of each of Luxury prepared in accordance with GAAP, ISF prepared in accordance with IFRS, and DistCo prepared in accordance with Russian Accounting Standards, in each case prepared as of September 30, 2007;

“Accounts Date”	means September 30, 2007;

“Adverse Disclosure Requirement”	means a disclosure requirement under Regulation 14A or 14C of the Exchange Act of (1) any bankruptcy proceeding involving such potential Designee; (2) any criminal proceeding involving such potential Designee; (3) any order, judgment or decree limiting in any way such potential Designee’s right to engage in any type of business practice, including, but not limited to, investment advisor, underwriter, broker, dealer or any other business practice regulated by the United States Commodity Futures Trading Commission or any other activity in connection with the purchase or sale of any security or commodity; (4) any violation of any securities or commodities law involving such potential Designee; (5) any violation of Section 16(a) of the Exchange Act involving such potential Designee; (6) any instance of fraud involving such potential Designee, or (7) any matter contemplated by Item 401(f) of Regulation S-K under the Exchange Act;

“Affiliate”	means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is

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under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, through the ownership of voting securities, by contract, as trustee, executor or otherwise. In the case of the Seller, “Affiliate” includes the direct or indirect ultimate beneficial holders of shares of Seller and any person controlled by such holders;

“Amended and Restated Memorandum and Articles of Association”	means the Memorandum and Articles of Association of the Company amended and restated to provide for, except where such amendment would not be permitted under applicable law of the Republic of Cyprus, each of the rights and obligations set out in the Company Shareholders’ Agreement;

“Arbitrator”	shall have the meaning ascribed to such term in clause 7.6;

“Asset Purchase Agreement (Final Closing)”	means the Asset Purchase Agreement between ZAO Firm Urozhay and ProductionCo having terms substantially the same as those set out in Exhibit A and, to the extent not substantially the same, as may be reasonably acceptable to the Purchasers, pursuant to which ProductionCo will, subject to the terms thereof, purchase the Final Closing Assets from ZAO Firm Urozhay;

“Asset Purchase Agreement (First Interim Period)”

means each of the following:

(a) the Asset Purchase Agreement between ZAO Firm Urozhay and ProductionCo having terms substantially the same as those set out in Exhibit B and, to the extent not substantially the same, as may be reasonably acceptable to the Purchasers, pursuant to which ProductionCo will, subject to the terms thereof, purchase the First Interim Period Assets designated for sale by ZAO Firm Urozhay after Closing;

(b) the Asset Purchase Agreement between MC Parliament Group and DistCo having terms substantially the same as those set out in Exhibit B and, to the extent not substantially the same, as may be reasonably acceptable to the Purchasers, pursuant to which DistCo will, subject to the terms thereof, purchase the First Interim Period Assets designated for sale by MC Parliament Group after Closing; and

(c) the Asset Purchase Agreement between Modus

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and DistCo having terms substantially the same as those set out in Exhibit B and, to the extent not substantially the same, as may be reasonably acceptable to the Purchasers, pursuant to which DistCo will, subject to the terms thereof, purchase the First Interim Period Assets designated for sale by Modus after Closing;

“Asset Purchase Agreement (Second Interim Period)”	means the Asset Purchase Agreement between ZAO Firm Urozhay and ProductionCo having terms substantially the same as those set out in Exhibit C and, to the extent not substantially the same, as may be reasonably acceptable to the Purchasers, pursuant to which ProductionCo will, subject to the terms thereof, purchase the Second Interim Period Assets after Closing;

“Bank Pledges”	means the Encumbrances set forth on Schedule 17;

“Basic Permit Application”	means the application to be submitted to the Alcohol and Tobacco Tax and Trade Bureau (a division of the United States Department of Treasury) by each of Seller and Purchasers upon the change of control of Luxury;

“Board”	means the board of directors of CEDC from time to time;

“Bols Component Amount”	means an amount equal to 85 per cent. of the sum of: (a) the Non-Russian Component Price and (b) the Russian Component Price;

“Business”	means the business conducted at Closing by the Target Companies and includes management and operation of the alcoholic beverages production and sale business related to the “Parliament” and “999,9” brands;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are generally open for business in Moscow, Warsaw and New York;

“Bylaws”	means the Amended and Restated Bylaws of CEDC dated May 1, 2006, as amended from time to time;

“Cash Consideration”	means an amount equal to US$180,000,000, less the sum of (a) the Dollar Equivalent of the Russian

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Component Price calculated as of Closing, (b) the Dollar Equivalent of the Non-Russian Component Price calculated as of Closing, (c) the Dollar Equivalent of 283,071,772 Russian Rubles calculated as of Closing, and (d) the Cash Holdback Amount;

“Cash Holdback Amount”	means the positive difference, if any, of $15,000,000, less the Dollar Equivalent of 283,071,772 Russian Rubles calculated as of Closing;

“CEDC Financial Statements”	shall have the meaning ascribed to such term in clause 10.2.13;

“CEDC SEC Documents”	shall have the meaning ascribed to such term in clause 10.2.11;

“Certificate of Incorporation”	means the Amended and Restated Certificate of Incorporation of CEDC dated May 1, 2006, as amended from time to time;

“Claim”	means any claim made by the Purchasers or either of them or any permitted assignee of a Purchaser’s rights hereunder, as applicable, against or to the Seller arising out of or in connection with any of the Transaction Documents (other than the Interim Period Production Agreement and the Company Shareholders’ Agreement) or transactions contemplated hereby or thereby or referred to herein or therein howsoever arising;

“Closing”	means the completion of the sale and purchase of the Shares in accordance with this Agreement;

“Closing Date”	shall have the meaning ascribed to such term in clause 6.1;

“Company”	means Copecresto Enterprises Limited, a company formed under the laws of Cyprus, further details of which are set out in Schedule 1;

“Company’s Account”	means: Bank: ING Bank (Suisse) S.A. Address: 30 avenue de Frontenex-CH-1211 Geneva 6 Beneficiary: Copecresto Enterprises Limited

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Account Number: 6387112 IBAN USD: CH68 0864 0638 7112 0010 3 IBAN EUR CH25 0864 0638 7112 0010 1;

“Company Shareholders’ Agreement”	means the Company Shareholders’ Agreement in the form attached hereto as Exhibit D;

“Competent Authority”	means any court of law or tribunal, any government, governmental or quasi-governmental agency, department, authority or regulatory body, any Tax Authority and any local authority, in each case within the Russian Federation;

“Conditions Precedent”	means each of the conditions precedent set out in clause 3.2;

“Confidential Information”	means confidential information as described in clause 23.1;

“Consideration”	shall have the meaning ascribed to such term in clause 5.1;

“Consideration Shares”	shall mean 2,238,806 shares of common stock of CEDC issued by CEDC. In the event that a Restructuring Event takes place between the date of this Agreement and the Closing, the number of Consideration Shares, less the Holdback Shares, shall be adjusted as if such Consideration Shares, less the Holdback Shares, had been issued on the date of this Agreement and not at Closing.

“Current Assets”	means, with respect to the Target Companies, without duplication, the following: inventory, accounts receivable (including trade receivables), short term investments, cash and cash equivalents, tax receivables (including, for purposes of this definition, the VAT receivables to be created as a result of the payment of the Pre-Closing VAT Amount and any other VAT receivables);

“Current Liabilities”	means, with respect to the Target Companies, without duplication, the following: accounts payable, accrued short-term liabilities, future payment reserves, tax payables, interest payable, third party, related party, shareholder and bank debt and any other accruals, and

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including specifically all Taxation which is liable to be (but has not yet) been assessed against the Target Companies or any of them in respect of any period ending on or before the Closing;

“Data Room”	means the data room information provided during the course of, or in relation to, due diligence or in the process of negotiations of the Transaction Documents, an agreed-upon electronic (CD-ROM) copy of which was provided to the Purchasers and to the Seller upon execution of this Agreement;

“Designee”	means, at any given time, the person most recently designated by Direct Financing Limited to be a director of CEDC; PROVIDED, HOWEVER, THAT, unless a designee shall have vacated a directorship in such year, Direct Financing Limited may not make such designation more than twice in any calendar year; provided, further, that such person shall satisfy the minimal requirements for a Director under applicable United States securities regulations; PROVIDED FURTHER, THAT prior to or simultaneously with Direct Financing Limited making any such designation, Direct Financing Limited and the potential Designee shall provide to CEDC all information pertaining to the potential Designee that CEDC may reasonably request, including, but not limited to, any and all information pertaining to such potential Designee that would be required to be disclosed in a proxy statement filed by CEDC with the SEC pursuant to Regulation 14A or 14C promulgated under the Exchange Act, and CEDC shall have the right, acting in good faith, to reject any potential Designee within 5 days of such designation if CEDC determines that the presence of such potential Designee on the Board would trigger an Adverse Disclosure Requirement;

“Direct Financing Limited”	means Direct Financing Limited, a British Virgin Islands company, whose registered office is at P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands and an Affiliate of the Seller;

“Director”	means a director of CEDC;

“Disclosed”	means fairly disclosed (irrespective of its language), in writing, in the Disclosure Letter or in the Data Room by or on behalf of a member of the Seller’s Group (including the Target Companies) or contemplated by the Transaction Documents;

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“Disclosure Letter”	means the letter dated the same date as this Agreement from the Seller to the Purchasers setting out, amongst other things, certain exceptions to the Warranties;

“DistCo”	means OOO Parliament Distribution, a company formed under the laws of the Russian Federation and wholly owned by the Company, further details of which are set out in Part II of Schedule 1;

“Dollar Equivalent”	means, with respect to any date, and save where otherwise specified, the US Dollar amount obtained by dividing: (a) with respect to Russian Rubles, the relevant amount of Russian Rubles divided by the exchange rate designated for US Dollars by the Central Bank of the Russian Federation on the prior Business Day or (b) with respect to Euros, the relevant amount of Euros multiplied by the Euro foreign exchange reference rate designated for US Dollars by the European Central Bank on the prior Business Day;

“Employees”	means the individuals designated as “Employees” (and not as “Final Closing Employees”) who are employees of OOO Trading House Urozhay and ZAO Firm Urozhay having the positions set out in, and whose names are set out in, Schedule 9;

“Employment Agreements”	means agreements with terms substantially the same as those set out in Exhibit H and, to the extent not substantially the same, as may be reasonably acceptable to the Purchasers;

“Encumbrance”	means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, option, assignment, security interest or other third party right or encumbrance of any kind whatsoever, or any right conferring a preference or priority of payment in respect of any obligation of any person;

“Enhancements Amount”	means the aggregate expenses actually incurred by the Seller’s Group prior to Closing in respect of SAP, the Other Enhancements, and the New Production Facilities, in each case separately identified and supported by such reasonable documentary evidence as the Purchasers or either of them shall reasonably

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require, PROVIDED ALWAYS THAT, in respect of SAP and the New Production Facilities, such Enhancements Amount shall in all cases be in conformity with a budget and payment plan as has been agreed in advance in writing between the Seller and the Purchasers;

“Environment”	means soil, atmosphere, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, and all other environmental media or natural resources;

“Environmental Laws”	means all applicable statutes and other laws in force and binding on the Target Companies that relate to pollution or protection of the Environment, including those relating to the manufacture, processing, treatment, handling, use, possession, supply, receipt, sale, purchase, import, export, transportation, disposal, release, spillage, deposit, escape, discharge, leak, emission or presence of Hazardous Material, and excluding, for the avoidance of doubt, any of the foregoing relating to zoning or town and country planning;

“Environmental Permits”	means any permit, licence, consent or authorisation required by Environmental Laws in relation to the operation of the Business;

“Estimated Working Capital Adjustment”	shall have the meaning ascribed to such term in clause 7.1;

“Expert”	shall have the meaning ascribed to such term in clause 7.5;

“Exchange Act”	means the United States Securities Exchange Act of 1934;

“FAS”	means the Federal Antimonopoly Service of the Russian Federation, or any successor thereto, including any applicable territorial administration thereof;

“FAS Consent”	means the consent of the FAS to the Purchasers’ acquisition of the Shares;

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“Final Closing”	means the closing of the transactions contemplated by the Asset Purchase Agreement (Final Closing);

“Final Closing Asset Amount”	means 114,887,901 Russian Rubles;

“Final Closing Assets”	means the assets more particularly described in Schedule 8;

“Final Closing Employees”	means the individuals designated as “Final Closing Employees” who are employees of OOO Trading House Urozhay and ZAO Firm Urozhay having the positions set out in, and whose names are set out in, Schedule 9;

“Final Closing Enhancements”	means the assets or services procured by a member of the Seller’s Group prior to the Final Closing, as supported by such reasonable documentary evidence as the Purchasers or either of them shall reasonably require, PROVIDED ALWAYS THAT the procurement of the Final Closing Enhancements shall in all cases be approved by CEDC;

“Final Closing Enhancements Amount”	means the aggregate expenses actually incurred by the Seller’s Group prior to the Final Closing in respect of the Final Closing Enhancements, as supported by such reasonable documentary evidence as the Purchasers or either of them shall reasonably require;

“Final Working Capital Adjustment”	has the meaning ascribed thereto in clauses 7.3, 7.4, 7.5 and 7.6 as applicable;

“FinanceCo”	means Lugano Holding Limited, a company formed under the laws of Cyprus and wholly owned by the Company, further details of which are set out in Part II of Schedule 1;

“First Interim Period Assets”	means the assets more particularly described in Schedule 6;

“GAAP”	means United States generally accepted accounting principles as in effect from time to time;

“Group”	means the Purchasers’ Group or the Seller’s Group (as the case may be);

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“Hazardous Material”	means anything which alone or in combination with other things is inherently and without outside intervention capable of causing harm to man or to the Environment or any other organism supported by the Environment, other than any finished beverages;

“Holdback Shares”	shall mean 250,000 shares of common stock of CEDC issued by CEDC. In the event that a Restructuring Event takes place between the date of this Agreement and the issuance of the Holdback Shares pursuant to clause 11.9, the number of Holdback Shares shall be adjusted as if the Holdback Shares had been issued on the date of this Agreement;

“IFRS”	means the standards and interpretations adopted by the International Accounting Standards Board and known as the International Financial Reporting Standards;

“Intellectual Property”	means patents, trade marks, signs and service marks, rights in designs, trade or business names or signs, copyrights (excluding rights in off-the-shelf computer software), and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may exist anywhere in the world;

“Interim Period”	means the period beginning with the date of this Agreement and ending upon the Final Closing;

“Interim Period Production Agreement”	means the Interim Period Production Agreement in the form attached hereto as Part 1 of Exhibit E;

“Internal Revenue Code”	means the United States Internal Revenue Code of 1986;

“ISF”	means ISF GmbH, a limited liability company formed under the laws of the Federal Republic of Germany, further details of which are set out in Part II of Schedule 1;

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“ISF IP Rights”	means those rights of ISF, as more particularly described in Schedule 11;

“ISF Shareholders”	means the holders of all of the ISF Shares;

“ISF Shares”	means all of the issued and outstanding shares of ISF;

“ISF Share Price”	means 500,000 Euros;

“LCIA Rules”	shall have the meaning ascribed to such term in clause 32.2;

“Liabilities”	means any and all liabilities, duties and obligations of every description, including interest whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly and as principal or surety;

“Litigation Criteria”	means with respect to a Third Party Claim (i) the Seller has acknowledged in writing to the Purchasers (in a form reasonably satisfactory to the Purchasers) that pursuant to the terms of this Agreement, it will indemnify (and keep indemnified) the Purchasers and each relevant Target Company, as applicable, for and pay on demand all Losses suffered by them resulting from such Third Party Claim, subject only to the limitations set out in Part A of Schedule 3 (provided that such limitations have not eliminated substantially all of the liability exposure of the Seller arising under this Agreement disregarding such Third Party Claim), (ii) the amount claimed under the Third Party Claim is more than US$10,000,000 and (iii) neither Purchaser has notified the Seller in writing that, in its reasonable opinion, the outcome of the Third Party Claim or its defence is reasonably likely to have a material and potentially adverse impact on the Business in terms of continuing relationships with customers, suppliers or regulators or otherwise is reasonably likely irreparably and materially damage the Business;

“Long Stop Date”	means the day falling ten Business Days following the date of this Agreement, or such later date as may be agreed by the Seller and the Purchasers;

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“Losses”	means all losses, Liabilities, damages, costs, expenses or other liabilities (including all interest, penalties, legal and other professional fees, costs and expenses), charges, expenses, suits, actions, payments, proceedings, claims, enforcement processes and demands;

“Luxury”	means Luxury Vodka Distillers, Inc., a corporation formed under the laws of California, further details of which are set out in Part II of Schedule 1;

“Luxury Shareholder”	means Edouard Faizoulline, being the holder of all of the Luxury Shares;

“Luxury Price”	means the consideration to be paid under the Luxury SPA;

“Luxury Shares”	means all of the issued and outstanding shares of Luxury;

“Luxury SPA”	means the Stock Purchase Agreement between the Company and the Luxury Shareholder having terms substantially the same as those set out in Exhibit F and, to the extent not substantially the same, as may be reasonably acceptable to the Purchasers, pursuant to which the Company will purchase all of the Luxury Shares from the Luxury Shareholder;

“MC Parliament Group”	means Limited Liability Company Managing Company Parliament Group, a limited liability company registered under the laws of the Russian Federation under the main state registration number 1037739846319, having its registered address at Bolshaya Pochtovaya st., 39-1, Moscow, 105082, Russian Federation;

“MC Parliament Group IP Rights”	means those rights of MC Parliament Group, as more particularly described in Parts A5 and B5 of Schedule 5;

“Modus”	means Limited Liability Company Modus, a limited liability company registered under the laws of the Russian Federation under the main state registration number 1035000704243, having its registered address at Nekrasova st., 8, Moscow region, Balashikha town, 143900, Russian Federation;

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“Modus IP Rights”	means those rights of Modus as more particularly described in Schedule 12;

“Moscow City Accreditation”	means an accreditation issued by the City of Moscow in respect of the distribution of alcoholic products within the City of Moscow;

“New Production Facilities”	means the facilities more particularly described in Schedule 16;

“Non-Production Assets and Liabilities”	means the rights and obligations of ZAO Firm Urozhay under the contracts, agreements and other arrangements related to the “Parliament” and “999,9” brands, as are more particularly described in Parts A3 and B3 of Schedule 5;

“Non-Russian Component Price”	means the sum of (a) the Dollar Equivalent of the ISF Share Price, and (b) the Luxury Price, in each case excluding VAT;

“Non-U.S. Recipient”	shall have the meaning ascribed to such term in paragraph 4 of Schedule 2;

“Objections Statement”	shall have the meaning ascribed to such term in clause 7.2;

“OOO Parliament”	means Limited Liability Company Parliament, a limited liability company registered under the laws of the Russian Federation under the main state registration number 1057748331300, having its registered address at Elektrodnaya st., 2, Moscow, 111524, Russian Federation;

“OOO Parliament IP Rights”	means those rights of OOO Parliament, as more particularly described in Parts A6 and B6 of Schedule 5;

“Other Enhancements”	means the assets or services procured by a member of the Seller’s Group prior to Closing, as supported by such reasonable documentary evidence as the Purchasers or either of them shall reasonably require, PROVIDED ALWAYS THAT the procurement of the Other Enhancements shall in all cases be approved by CEDC;

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“Post-Closing Covenant Claims”	means any Claim arising out of a breach of a party’s obligation, which obligation is effective after Closing;

“Post-Closing Purchase Agreements”	means the Asset Purchase Agreement (Final Closing), the Asset Purchase Agreement (First Interim Period), and the Asset Purchase Agreement (Second Interim Period);

“Post-Closing Russian Component Price Obligations”	means the obligations arising under the Pre-Closing Russian Asset Purchase Agreements to pay the Post-Closing Russian Component VAT Amount plus that portion of the Russian Component Price attributable to the Pre-Closing Best Efforts Russian Assets not transferred to a Target Company prior to Closing, which portion shall have been determined by adding the prices corresponding to such Pre-Closing Best Efforts Russian Assets as set forth in Schedule 5;

“Post-Closing Russian Component VAT Amount”	means 18 per cent. of that portion of the Russian Component Price attributable to the Pre-Closing Best Efforts Russian Assets (other than Real Property) not transferred to a Target Company prior to Closing;

“Post-Closing VAT Amount”	means the VAT payable in connection with the transfer of the assets described in Schedules 6-8;

“Pre-Closing Best Efforts Russian Assets”	means the Pre-Closing Russian Assets described in Parts B1, B2, B3, B4 and B5 of Schedule 5;

“Pre-Closing Committed Russian Assets”	means the Pre-Closing Russian Assets described in Parts A1, A2, A3, A4 and A5 of Schedule 5 and Schedule 12;

“Pre-Closing Non-Russian Asset Purchase Agreements”	means the various asset purchase agreements pursuant to which: (a) the Company will acquire the ISF IP Rights from ISF and (b) the Company will acquire the ISF Shares from the ISF Shareholders, the consideration to be paid in exchange for such assets shall be paid at Closing and shall equal the Non-Russian Component Price;

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“Pre-Closing Non-Russian Assets”	means the ISF IP Rights and the ISF Shares;

“Pre-Closing Purchase Agreements”	means the Pre-Closing Russian Asset Purchase Agreements and the Pre-Closing Non-Russian Asset Purchase Agreements;

“Pre-Closing Russian Asset Purchase Agreements”	means the various asset purchase agreements pursuant to which: (a) DistCo will acquire the Modus IP Rights from Modus; (b) DistCo will acquire the Urozhay Distribution Assets from ZAO Firm Urozhay; (c) DistCo will acquire the TH Urozhay Distribution Assets from OOO Trading House Urozhay; (d) ProductionCo will acquire the TH Urozhay Production Assets from OOO Trading House Urozhay, (e) ProductionCo will acquire the Non-Production Assets and Liabilities from ZAO Firm Urozhay, (f) DistCo will acquire the MC Parliament Group IP Rights from MC Parliament Group, and (g) DistCo will acquire the OOO Parliament IP Rights from OOO Parliament, the consideration to be paid in exchange for such assets shall be paid at Closing (except with respect to the Post-Closing Russian Component Price Obligations) and shall equal the Russian Component Price plus the Pre-Closing VAT Amount, each prepared on the basis of the forms and models of such agreements delivered to the Purchasers or their counsel prior to the date hereof;

“Pre-Closing Russian Assets”	means the Modus IP Rights, the Urozhay Distribution Assets, the TH Urozhay Distribution Assets, the TH Urozhay Production Assets, MC Parliament Group IP Rights, the OOO Parliament IP Rights, and the Non-Production Assets and Liabilities;

“Pre-Closing Russian Component Price”	means the Russian Component Price, less that portion of the Russian Component Price attributable to the Pre-Closing Best Efforts Russian Assets not transferred to a Target Company prior to Closing, as determined by adding together the corresponding prices for such Pre-Closing Best Efforts Russian Assets set forth in Schedule 5;

“Pre-Closing Russian Component VAT Amount”	means 139,968,172;

“Pre-Closing VAT Amount”	means the Pre-Closing Russian Component VAT Amount plus the Post-Closing Russian Component VAT Amount;

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“ProductionCo”	means OOO Parliament Production, a company formed under the laws of the Russian Federation and wholly owned by the Company, further details of which are set out in Part II of Schedule 1;

“Properties”	means those immovable properties of which further description is set out at Schedule 10 or to which the leases set out as Schedule 10 relate;

“Purchasers’ Group”	means the Purchasers and their respective Affiliates and “member of the Purchaser’s Group” means any and all of the Purchasers and their respective Affiliates and, for the avoidance of doubt, from and after Closing shall include each Target Company;

“Real Property”	means those immovable properties and long-term leases (title to which is subject to state registration under applicable law) located in the Russian Federation of which further description is set out at Schedule 10;

“Real Property Title Documents”	means the applications, transfer documents and title documents required in connection with the registration of title to the Real Property in the name of ProductionCo and/or DistCo, as applicable;

“Registration Rights Agreement”	means the Registration Rights Agreement in the form attached hereto as Exhibit G;

“Relief”	means any loss, allowance, credit, deduction, set-off, relief, exemption or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise and any repayment or right to a repayment of any Tax;

“Restructuring Event”	means any issuance of stock by CEDC to its shareholders by way of a stock dividend or bonus issue, a consolidation or stock split of CEDC’s share capital or any other action or transaction having substantially similar consequences;

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“Russian Component Price”	means the Dollar Equivalent of 940,296,986 Russian Rubles as of Closing;

“SAP”	means the software more particularly described in Schedule 15;

“SEC”	the United States Securities and Exchange Commission;

“Second Interim Period Assets”	means the assets more particularly described in Schedule 7;

“Securities Act”	means the United States Securities Act of 1933;

“Seller Claim”	means any claim made by any member of the Seller’s Group, any permitted assignee of the Seller’s rights hereunder, or any Affiliate thereof, as applicable, against or to a Purchaser arising out of or in connection with any of the Transaction Documents (other than the Interim Period Production Agreement and the Company Shareholders’ Agreement) or transactions contemplated hereby or thereby or referred to herein or therein howsoever arising;

“Seller’s Account”

means:

Bank: ING Bank (Suisse) S.A.

Address: 30 avenue de Frontenex-CH-1211 Geneva 6

Beneficiary: White Horse Intervest Limited

A/c No.:                    6387112

SWIFT:                     BBRUCHGGXXX

IBAN USD:              CH25 0864 0638 7112 0010 1

IBAN EUR:              CH95 0864 0638 7112 0010 2

IBAN CHF:              CH68 0864 0638 7112 0010 3

Corr. Bank USD:

Account:                  04024587

Bank:                        Deutsche Bank New York

SWIFT:                    BKTRUS33XXX

Corr. Bank EUR:

Account:                  1009418419000

Bank:                        Deutsche Bank Frankfurt

SWIFT:                    DEUTDEFFXXX;

“Seller’s Group”	means the Seller and its Affiliates, and a “member of the Seller’s Group” means any and all of the Seller and its Affiliates and, for the avoidance of doubt, from and after Closing shall exclude each Target Company;

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“Seller’s Solicitors”	means Akin Gump Strauss Hauer & Feld LLP, located at Ducat Place II, 7 Gasheka Street, Moscow 123056, Russia;

“Senior Employee”	means any Employee whose name is designated as such on Schedule 9 or who is otherwise entitled to a basic salary (excluding profit related or other bonuses) at a rate in excess of US$100,000 per annum;

“Shares”	means 3,400 ordinary shares in the capital of the Company, each with a nominal value of US$1.00 per share, and being 85 per cent. of the outstanding and issued share capital of the Company;

“Sufficient Share Criteria”	means (a) the direct or indirect beneficial shareholders of at least one half of the issued share capital of the Seller and the direct or indirect beneficial shareholders of at least one half of the issued share capital of the Direct Financing Limited being the same, and (b) Direct Financing Limited together with each of its permitted transferees together hold at least 80 per cent. of the Consideration Shares;

“Target Assets”	means, collectively, the Pre-Closing Non-Russian Assets, the Pre-Closing Russian Assets, the Luxury Shares, the First Interim Period Assets, the Second Interim Period Assets and the Final Closing Assets;

“Target Companies”	means the Company, Luxury, ISF, FinanceCo, ProductionCo, and DistCo;

“Tax” or “Taxation”	means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security contributions of any kind arising in any part of the world including:

(a)      corporation tax, advance corporation tax, income tax, capital or chargeable gains tax, inheritance tax, VAT, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, duties of customs and excise, and all taxes on gross and net income, profits or gains, receipts, sales, use, occupation, franchise, added value, personal property or net worth; and

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(b)     all fines, penalties, charges, costs and interest included in or relating to any tax, in all cases, wherever and whenever imposed and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to the Company, its subsidiaries or any other person and regardless of whether any Target Company has a right of reimbursement against any other person;

“Tax Authority”	means any revenue, customs or fiscal governmental, state, community, municipal or regional authority, body or person anywhere in the world competent to impose or collect Tax, in each case of the Russian Federation;

“Tax Warranties”	means the Warranties set out in paragraph 11 of Schedule 2;

“Third Party Claim”	means a Claim or a Seller Claim by a person other than a member of the Seller’s Group, Purchasers’ Group, a Target Company, or any Affiliate of any of them) brought after Closing;

“TH Urozhay Distribution Assets”	means the assets of OOO Trading House Urozhay as more particularly described in Parts A2 and B2 of Schedule 5;

“TH Urozhay Production Assets”	means the assets of OOO Trading House Urozhay as more particularly described in Parts A4 and B4 of Schedule 5;

“Title Warranties”	means the Warranties set out in paragraph 1 of Schedule 2;

“Transaction Documents”	means this Agreement, the Company Shareholders’ Agreement, the Interim Period Production Agreement, the Pre-Closing Purchase Agreements, the Post-Closing Purchase Agreements, the Registration Rights Agreement, and any other documents referred to the agreements above to be entered into in connection with the consummation of the transactions contemplated hereby;

“Urozhay Distribution Assets”	means the assets of ZAO Firm Urozhay as more particularly described in Parts A1 and B1 of Schedule 5;

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“VAT”	means value added tax payable in accordance with the Tax Code of the Russian Federation and calculated pursuant thereto;

“VAT Amount”	means the Pre-Closing VAT Amount plus the Post-Closing VAT Amount;

“Warranties”	means the warranties set out in Schedule 2 and “Warranty” shall be construed accordingly;

“White Horse Component Amount”	means an amount equal to 15 per cent. of the sum of: (a) the Non-Russian Component Price and (b) the Russian Component Price;

“Working Capital”	means the amount of the Current Assets less the amount of the Current Liabilities for all Target Companies, calculated on a consolidated basis as of the moment immediately after Closing; and

“Working Hours”	means 9.30 a.m. to 5.00 p.m. on a Business Day.

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SCHEDULE 2

THE WARRANTIES

1.	Ownership of the Shares

1.1	The Seller legally and beneficially owns all of the Shares free from any Encumbrances and all such Shares together represent 85 per cent. of the authorised and issued share capital of the Company. There is no agreement or commitment to give or create Encumbrances on or over the Shares or any of them and, so far as the Seller is aware, no claim has been made by any person to be entitled to any.

1.2	The Shares have been validly issued and allotted and are fully paid up.

1.3	There is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any shares or any debentures in or securities of any of the Target Companies.

1.4	The Seller is entitled and empowered to sell and transfer the Shares to the Purchasers on the terms and subject to the conditions set out in this Agreement.

2.	Capacity of the Seller

2.1	The Seller has the requisite capacity, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

2.2	The Seller has taken all necessary corporate action required by its constitutional or organisational documents to permit it to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

2.3	This Agreement constitutes and the other Transaction Documents to which it is a party will, when executed, constitute binding obligations of the Seller, as applicable, in accordance with their respective terms.

2.4	The execution and delivery by the Seller of this Agreement the other Transaction Documents to which it is a party and the performance by the Seller of its obligations under this Agreement the other Transaction Documents to which it is a party will not (or with the giving of notice or lapse of time would not):

2.4.1	result in a breach of any provision of the constitutional or organisational documents of the Seller;

2.4.2	result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound or any contractual commitment to which the Seller is bound.

3.	Company Structure, etc.

3.1	The information given in Schedule 1 in relation to the Company and its subsidiaries is true, complete and accurate.

3.2	Except as otherwise contemplated by this Agreement, at Closing, the Target Companies shall together have all of the right, title and interest free from any Encumbrances (other than the Bank Pledges) in:

3.2.1	all production and non-production assets and staff as are necessary and required to operate the Business (as operating on the date of this Agreement) in compliance with existing governmental licensing requirements (save with respect to the Pre-Closing Best Efforts Russian Assets and the assets to be transferred under the Post-Closing Purchase Agreements);

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3.2.2	all of the Properties;

3.2.3	all intellectual property rights held by the Seller’s Group as of the date hereof related to the “Parliament” and “999,9” brands in Russia; and

3.2.4	all distribution rights as are necessary and required to operate the Business as operating on the date of this Agreement.

4.	Securities Matters

4.1	Direct Financing Limited is not a U.S. Person (as defined in Rule 902(k) promulgated under the Securities Act) (a “Non–U.S. Recipient”). The Seller warrants and covenants as set out below with respect to the Consideration Shares that:

4.1.1	such Non–U.S. Recipient is not a U.S. Person (defined as aforesaid), is not an Affiliate (where used in this paragraph 4, as defined in Rule 501(b) under the Securities Act) of CEDC and is not a corporation that has been formed principally for the purpose of investing in securities not registered under the Securities Act,

4.1.2	such Non–U.S. Recipient is purchasing the Consideration Shares for its own account for the purpose of investment and not (a) with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or (b) for the account or benefit of, as a nominee or agent for, or on behalf of any U.S. Person;

4.1.3	such Non–U.S. Recipient:

(a)	understands that the Consideration Shares are or will be transferred to the Non-U.S. Recipient under Regulation S under the Securities Act or under another exemption from the registration requirements of the Securities Act and under applicable securities laws in such Non–U.S. Recipient’s country of residence, and any such Non–U.S. Recipient will not, without the prior written consent of CEDC, during the period commencing on the Closing Date and ending on the first anniversary of such date (such period being the “Distribution Compliance Period”), offer, sell, pledge or otherwise transfer the Consideration Shares in the United States, or to a U.S. Person or for the account or benefit of a U.S. Person except as permitted under the federal securities laws; and

(b)	has not in the United States, engaged in, and prior to the expiration of the Distribution Compliance Period will not, without the prior written consent of CEDC, engage in, any short selling of any equity security issued by CEDC (including, without limitation, the Consideration Shares) or any hedging transaction with respect to any such equity security, including, without limitation, put, call or other option transaction, option writing and equity swaps, except in compliance with the Securities Act;

4.1.4	such Non–U.S. Recipient has not, and none of its Affiliates or any person acting on behalf of any such Non–U.S. Recipient or any such Affiliates has engaged or

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will engage in any directed selling efforts (within the meaning of Regulation S under the Securities Act and to the extent such efforts would disallow the exemption afforded under Regulation S in connection with the issuance of the Consideration Shares) with respect to the Consideration Shares and they, their Affiliates and all Persons acting on their behalf have complied and will comply with the requirements of Regulation S under the Securities Act;

4.1.5	the transactions contemplated by this Agreement have not been pre–arranged with a buyer of the Consideration Shares located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act; and

4.1.6	such Non–U.S. Recipient understands that the Consideration Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, and may not be transferred or resold except pursuant to an effective registration statement or pursuant to an exemption from registration or pursuant to Regulation S (and, in either such case (A) in accordance with all United States federal or state, European Union and other applicable state and foreign securities laws and (B) the transferor/seller shall (i) have notified CEDC of the proposed transfer/sale and shall have furnished CEDC with a detailed statement of the circumstances surrounding the proposed transfer/sale, provided that such detailed statement is kept confidential and is not disclosed to any other person until prior written consent from the transferor/seller is given which explicitly authorises the disclosure of the information in such detailed statement, or (ii) provide CEDC and CEDC’s transfer agent with a legal opinion from independent, internationally recognised legal counsel experienced in such matters, which legal opinion shall be in customary form reasonably acceptable to CEDC and shall state that such transfer/sale is eligible under Rule 144 or is otherwise made in accordance with applicable securities laws) and each certificate representing the Consideration Shares will be endorsed with the following legends:

(a)	“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS WITH REGARD TO THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”;

(b)

“SUBSCRIPTIONS MAY BE ACCEPTED ONLY FROM A PERSON THAT, AT ANY TIME THE BUY ORDER FOR THE SECURITIES IS ORIGINATED, IS OUTSIDE THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS, AND IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S), WAS NOT FORMED UNDER THE LAWS OF ANY UNITED STATES JURISDICTION, WAS NOT FORMED FOR THE PURPOSE OF INVESTING IN SECURITIES

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NOT REGISTERED UNDER THE SECURITIES ACT, AND IS NOT PURCHASING THE SECURITIES FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON, WITHIN THE MEANING OF REGULATION S UNDER THE ACT. BY SIGNING THE SHARE PURCHASE AGREEMENT, A PERSON UNDER REGULATION S CERTIFIES TO THE COMPANY THAT IT QUALIFIES AS A NON–U.S. PERSON, IS NOT ACQUIRING THE SECURITIES FOR THE ACCOUNT OR BENEFIT OF ANY U.S. PERSON AND IS THEREFORE ELIGIBLE TO PURCHASE SECURITIES IN THE OFFERING, THAT IT IS NOT PURCHASING THE SECURITIES AS A RESULT OF OR IN CONNECTION WITH ANY ACTIVITY THAT WOULD CONSTITUTE “DIRECTED SELLING EFFORTS” (WITHIN THE MEANING GIVEN SUCH TERM IN REGULATION S) IN THE UNITED STATES, THAT IT WILL NOT BECOME AN AFFILIATE OF THE COMPANY AS A RESULT OF THE PURCHASE OF THE SECURITIES, THAT NO OFFER OR SALE OF THE SECURITIES WAS MADE TO SUCH PERSON IN THE UNITED STATES, AND THAT SUCH PERSON IS NOT PURCHASING THE SECURITIES WITH A VIEW TO THEIR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT.”; and

(c)	any legend required to be placed thereon by applicable United States federal or state, European Union or other applicable state and foreign securities laws.

5.	Insolvency

5.1	No order has been made and no resolution has been passed for the winding up of any of the Target Companies and, so far as the Seller is aware, no petition has been presented for the purpose of winding up any Target Company.

5.2	No administration order has been made and, so far as the Seller is aware, no petition for such an order has been presented in respect of any Target Company.

5.3	So far as the Seller is aware, no receiver (which expression shall include an administrative receiver) has been appointed in respect of any Target Company or all or any of their respective assets.

5.4	So far as the Seller is aware, no voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any Target Company.

5.5	So far as the Seller is aware, no Target Company is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.

5.6	Nothing analogous or substantially analogous to any of the foregoing has occurred anywhere in the world.

6.	Assets and Liabilities of the Target Companies

6.1	The Target Companies have no Liabilities (save purely as between the Target Companies) other than as set forth in the Accounts and other than with respect to the 1C Amount, the Enhancements Amount and such other amounts as are expressly envisaged or required by the Transaction Documents.

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6.2	Except with respect to Target Assets and such accounting-related software and hardware as is due to be replaced by 1C and SAP, the assets comprising the Target Assets are sufficient to operate the Business in the ordinary course and none of the Target Companies makes use of any other material asset in the ordinary course of the Business.

6.3	As of Closing, DistCo will hold all material authorisations and licenses as are necessary when conducting the Business to acquire, store and distribute alcoholic beverages in Russia.

7.	Contracts

Except with respect to licenses obtained by a Target Company, customer and supplier agreements made in the ordinary course of business, the Enhancements Amount and as expressly envisaged or required by the Transaction Documents, none of the Company, FinanceCo, ProductionCo and DistCo are, nor have any of them ever been, a party to any contract, agreement or other arrangement. Each material contract, agreement or other arrangement (other than, or as expressly envisaged or required by, the Transaction Documents) to which ISF and Luxury are, or have ever been, a party has been Disclosed.

8.	Accounts

8.1	The balance sheets of each of Luxury, ISF, and DistCo comprising the Accounts were prepared in accordance with GAAP, IFRS, and Russian Accounting Standards, respectively, and each gives a true and fair view of the assets and liabilities of Luxury, ISF, and DistCo respectively, in each case of the Accounts Date.

8.2	Since the Accounts Date, no change in the accounting reference period of any Target Company has been made.

8.3	Since the Accounts Date, there has been no material adverse change in the financial position of Luxury, ISF, and DistCo, other than with respect to the 1C Amount, the Enhancements Amount, operational expenses incurred in the ordinary course of operations, and such other amounts as are expressly envisaged or required by the Transaction Documents.

9.	Attorneys

No Target Company has given any power of attorney or other written authority which is still effective to any person to enter into any contract or commitment on its behalf (other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

10.	Insurances

A summary of the material insurance policies in respect of which any Target Company has an interest is contained in, scheduled to or delivered with the Disclosure Letter and, so far as the Seller is aware, all such policies are in full force and effect and are not void, and no material claims are outstanding.

11.	Taxation

11.1	All Taxation that has been assessed against the Target Companies or any of them prior to Closing has been or will be so paid (or has been reserved for in full by the relevant Target Company in the balance sheets and the Accounts referred to as paragraph 8.1 above) prior to Closing.

11.2	No member of the Seller’s Group and no Target Company has received any written notice of

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any actual or threatened dispute with, or actual or threatened claim of a material Tax liability of any Target Company from, any Tax Authority, nor, to the Seller’s knowledge are any such claims otherwise threatened by any Tax Authority against a Target Company.

11.3	So far as the Seller is aware, the Russian Federation is the only country whose Tax Authorities seek or have sought to charge tax on the profits or gains of a Target Company other than ISF (in respect of which the Russian Federation and the Federal Republic of Germany is the only country whose Tax Authorities seek or have sought to charge tax on its profits or gains), the Company and FinanceCo (in respect of which the Republic of Cyprus is the only country whose Tax Authorities seek or have sought to charge tax on its profits or gains), and Luxury (in respect of which the State of California and the United States of America are the only state and country whose Tax Authorities seek or have sought to charge tax on its profits or gains).

12.	Claims

12.1	No Target Company is engaged in any material claim, litigation, arbitration or other dispute resolution process, or administrative or criminal proceeding, whether as claimant, defendant or otherwise.

12.2	No Target Company has received written notice of any actual or threatened litigation, arbitration or other dispute resolution process, or administration or criminal proceeding against any Target Company nor, to the Seller’s knowledge is any such litigation, arbitration or other dispute resolution process, or administration or criminal proceeding otherwise threatened against any Target Company.

13.	Intellectual Property

13.1	Details of all registered Intellectual Property owned or registered by any Target Company are set out in the Disclosure Letter or the schedules to this Agreement, and all renewal fees due as at the date of this Agreement in respect of the maintenance of those rights have been paid.

13.2	There are no material licences of Intellectual Property granted to or by any Target Company.

13.3	So far as the Seller is aware, no third party is materially infringing any Intellectual Property owned by any Target Company and no third party has challenged the validity of any Intellectual Property owned by any Target Company.

13.4	No Target Company has received written notice of any material infringement by any Target Company of any Intellectual Property owned by a third party.

14.	Property

14.1	Each Property is owned or leased as indicated in Schedule 10. Each Property that is not leased is both legally and beneficially owned by the Target Companies, save as otherwise noted in Schedule 10. The Target Companies have a right of occupation under a valid lease in respect of the Properties that are leased. The Properties indicated in Schedule 10 as owned as of the date hereof are the only immovable properties in any part of the world to which the any Target Company has title (be it by virtue of ownership, or lease, or otherwise). The Properties indicated in Schedule 10 are the only immovable properties that are used or occupied by a Target Company or in respect of which a Target Company has any liability.

14.2	Other than with respect to the Bank Pledges, each Property is free from any mortgages or charges, fixed or floating, whether created by a Target Company or otherwise.

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14.3	As far as the Seller is aware, no material defects in title to any of the Properties exist.

14.4	So far as the Seller is aware, the current use of each Property is a permitted use under applicable zoning or town and country planning legislation, and no member of the Seller’s Group and no Target Company has received any written notice indicating otherwise.

14.5	No Target Company has received written notice that a Property is the subject of any compulsory purchase, notice of entry or any similar resolution or proposal.

15.	The Environment

15.1	No Target Company has received any written notice regarding any material violation of applicable Environmental Law, nor, to the Seller’s knowledge is a claim of any such material violation otherwise threatened against any Target Company.

15.2	Each Target Company has obtained all material Environmental Permits, and no Target Company has received any written notice of its material non-compliance with any such Environmental Permits, nor, to the Seller’s knowledge is a claim of any such material non-compliance otherwise threatened against any Target Company.

16.	Employees

16.1	Details of the standard terms on which the Employees are engaged with each Target Company are set out in the Disclosure Letter.

16.2	There is no material dispute between any Target Company and any trade union or with a material number of Employees.

16.3	No Senior Employee has received from a Target Company notice to terminate his employment or service contract and no Senior Employee has given written notice to any Target Company or to any other member of the Seller’s Group to terminate his employment with a Target Company.

16.4	No amount due by any Target Company to or in respect of any Employee is in arrears and unpaid other than his salary for the month current at the date of this Agreement or business expenses not yet reimbursed.

16.5	There is no collective bargaining or similar agreement to which any Target Company is a party.

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SCHEDULE 3

LIMITATION OF LIABILITY

Part A

1.	Application of this Schedule

The parties intend that the provisions of this Part A of Schedule 3 apply to this Agreement.

2.	Time Limits

2.1	No Claim shall be made unless the Seller shall have been given written notice by a Purchaser or any permitted assignee of a Purchaser’s rights hereunder of such Claim:

2.1.1	prior to the date falling three years following the Closing Date, with respect to Claims arising from breach of the Title Warranties or the Tax Warranties; and

2.1.2	prior to the date falling fifteen months following the Closing Date, with respect to all other Claims other than Post-Closing Covenant Claims,

which notice shall specify in reasonable detail (so far as then known to that Purchaser or as the case may be the permitted assignee of that Purchaser’s rights hereunder) the matters subject to the Claim and the amount in respect of which such Claim is made.

2.2	If it has not been previously satisfied, settled or withdrawn, any Claim shall be deemed to have been withdrawn and shall become fully barred and unenforceable (and no new Claim may be made in respect of the facts giving rise to such withdrawn Claim) on the expiry of the period of six months commencing on the date on which notice of the Claim shall be given in accordance with this Agreement, unless by that time proceedings in respect of that Claim shall have been issued and served upon the Seller.

2.3	The Seller shall not be liable to satisfy any Claim if and to the extent that such Claim is based upon a Liability which is contingent only, unless such contingent Liability becomes an actual Liability and is due and payable.

2.4	If any fact or circumstance comes to the notice of a Purchaser which (in the reasonable opinion of that Purchaser) is reasonably likely to constitute or give rise to a Claim (other than a Third Party Claim) that Purchaser shall:

(a)	as soon as reasonably practicable, and in any event within ten Business Days, notify the Seller giving, so far as practicable, such material details of the Claim as are then known to that Purchaser; and

(b)	keep the Seller reasonably informed of all material developments in relation to the Claim.

PROVIDED THAT any failure to do so shall not impede, limit or otherwise prejudice the relevant Claim, PROVIDED FURTHER THAT the Seller may separately counterclaim for breach of this paragraph 2.4.

2.5	A breach of the Seller’s Warranties which is capable of remedy shall not entitle a Purchaser to compensation unless the Seller is given notice of the Claim (in accordance with paragraph 2.1 of this Part A of Schedule 3) and such breach is not fully remedied within thirty Business Days after the date on which such notice is served on the Seller.

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3.	Limit of aggregate Liability

3.1	The aggregate Liability of the Seller in respect of all Claims shall not in any event exceed the equivalent of:

3.1.1	US$38,250,000 with respect to any Claim, other than a Claim resulting from breach of any of the Title Warranties; and

3.1.2	US$255,000,000 with respect to Claims resulting from breach of any of the Title Warranties.

4.	Exclusion of single Claims below stated amount

Neither Purchaser nor any permitted assignee of a Purchaser’s rights hereunder, as applicable, shall be entitled to make any Claim (other than a Claim resulting from breach of any of the Title Warranties) against the Seller unless the loss sustained under that Claim shall exceed US$500,000 (or its equivalent) and then only in respect of the excess above US$500,000 (or its equivalent) (such excess for the purposes of this Part A of Schedule 3 shall be referred to as an “Eligible Claim”).

5.	Exclusion of Liability below stated amount

Neither Purchaser nor any permitted assignee of a Purchaser’s rights hereunder, as applicable, shall be entitled make any Claim (other than a Claim resulting from breach of any of the Title Warranties) unless the total aggregate amount claimed in respect of all such Claims as are permitted under paragraph 4 above shall exceed US$2,500,000 (or its equivalent), in which event the full amount permitted under paragraph 4 above and not only the excess above US$2,500,000 (or its equivalent) may be claimed.

6.	Effect of Disclosures

The Seller shall not be liable to satisfy any Claim to the extent that the circumstances, facts or events giving rise to that Claim were Disclosed to the Purchasers (and/or their respective directors, officers, employees, agents and professional advisors) prior to the execution of the Agreement.

7.	Provision made in Accounts

The Seller shall not be liable to satisfy any Claim to the extent that allowance, provision or reserve was made in the Accounts in respect of the matters to which such Claim relates or such matter was taken into account in computing the amount of any such allowance, provision or reserve or such matter was specifically referred to in the notes to the Accounts.

8.	Mitigation

Nothing in this Agreement shall obviate any duty of the Purchasers or any permitted assignee of a Purchaser’s rights hereunder, as applicable at law to mitigate all and any Losses howsoever arising in respect of any Claim, PROVIDED THAT the Seller acknowledges that there shall be no such duty in relation to any Claim where such Claim is based upon a Liability which is contingent only and such contingent Liability has not become an actual Liability and/or is not due and payable and in respect of which paragraph 2.3 above applies, during the two months immediately prior to the date on which the Claim would otherwise become barred pursuant to paragraph 2.1 above, to the extent of any action or step made or taken in relation to such Claim principally for the purpose of causing such Claim to cease to be so subject to paragraph 2.1 above), and accordingly, the Seller acknowledges that the amount of the Claim will not be reduced or be irrecoverable to the extent that such Claim arose or was in creased by such action or step by reason of any requirement to mitigate.

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9.	Acts of Purchasers

9.1	The Seller shall not be liable to satisfy any Claim:

(a)	if and to the extent resulting from or increased by any legislation not in force at Closing or any change of law, regulation, rule, directive, requirement of administrative practice or any change in rates of Tax or the published practice of any Tax Authority or any change of any Competent Authority’s interpretation or application of any legislation, which in each case is not in force or effect at Closing or which takes effect retrospectively;

(b)	if and to the extent that the amount of any Claim is increased by any unreasonable delay in a Purchaser making any Claim;

(c)	if and to the extent resulting from or increased by any change in the accounting policies or practices of a Purchaser or any member of the Purchasers’ Group introduced or having effect after Closing, save insofar as such changes are required to be made under applicable law or regulation in effect at Closing; and

(d)	if and to the extent that the relevant Claim for damages would not have arisen but for (or to the extent the same is increased by reason of) a breach by a Purchaser of any of its obligations under this Agreement or the Transaction Documents.

9.2	The Seller shall not be liable in respect of any Claim if and to the extent resulting from or increased by:

(a)	any voluntary act, omission, transaction, or arrangement carried out by on the written request of a Purchaser before Closing or under the terms of this Agreement or any of the other Transaction Documents;

(b)	any voluntary act, omission, transaction, or arrangement carried out by a Purchaser or by a member of the Purchasers’ Group on or after Closing otherwise than in the ordinary course of business of the Target Companies as the same was conducted prior to Closing (other than in relation to a Claim where such Claim is based upon a Liability which is contingent only and such contingent Liability has not become an actual Liability and/or is not due and payable and in respect of which paragraph 2.3 above applies, during the two months immediately prior to the date on which the Claim would otherwise become barred pursuant to paragraph 2.1 above, principally for the purpose of causing such Claim to cease to be so subject to paragraph 2.1 above); or

(c)	any admission of Liability made in breach of the provisions of this Part A of Schedule 3 after the date hereof by a Purchaser or on its behalf or by a member of the Purchasers’ Group on or after Closing (other than in relation to a Claim where such Claim is based upon a Liability which is contingent only and such contingent Liability has not become an actual Liability and/or is not due and payable and in respect of which paragraph 2.3 above applies, during the two months immediately prior to the date on which the Claim would otherwise become barred pursuant to paragraph 2.1 above, principally for the purpose of causing such Claim to cease to be so subject to paragraph 2.1 above).

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10.	Double Recovery

10.1	Neither Purchaser nor any permitted assignee of a Purchaser’s rights hereunder shall be entitled to recover damages or obtain payment, reimbursement or restitution more than once in respect of any Claim.

10.2	The Seller shall not be liable under any of the Warranties to the extent that a Purchaser or the relevant member of the Purchasers’ Group has already recovered in respect of the fact, matter or event that gives rise to a breach thereof.

10.3	Each Purchaser shall, subject to this Part A of Schedule 3, be entitled to bring Claims under one or more applicable Warranties or other provisions of this Agreement in respect of the same matter, fact or circumstance but any Liability in respect of such matter, fact or circumstance shall be calculated without duplication of recovery by reason of such matter, fact or circumstance constituting a breach of more than one Warranty or other provisions of this Agreement.

10.4	No Liability shall attach to the Seller by reason of any breach of any of the Warranties to the extent that the loss the subject of the relevant Claim has been made good or is otherwise compensated for.

11.	Tax

In calculating the Liability of the Seller for any breach of the Warranties there shall be taken into account the amount by which any Tax for which the relevant Purchaser or any member of the Purchasers’ Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to the Liability.

12.	Claims Against Third Parties

12.1	Where a Purchaser and/or any member of the Purchasers’ Group are at any time entitled to recover from some other person (including an insurer) any sum in respect of any matter giving rise to a Claim, that Purchaser shall, and shall procure that the relevant member of the Purchasers’ Group shall, undertake all necessary steps to enforce such recovery (save to the extent that, in the reasonable opinion of that Purchaser, to do so would be detrimental to the Business as carried on at Closing or thereafter) and, in the event that that Purchaser or the relevant member of the Purchasers’ Group shall recover any amount from such other person, the amount of the Claim against the Seller shall be reduced by the amount recovered, less all reasonable costs (including all legal costs), charges and expenses incurred by that Purchaser and each member of the Purchasers’ Group in recovering that sum from such other person or if that sum is greater, the Claim shall be extinguished; provided, however, that that Purchaser shall not be required to commence any legal proceedings where that Purchaser has validly assigned all of its rights in relation to the relevant Claim to the Seller in a manner which entitles the Seller to the same benefits in respect of such rights as that Purchaser had.

12.2	If the Seller pays, at any time, either Purchaser or any permitted assignee of either Purchaser’s rights hereunder an amount pursuant to a Claim and a Purchaser or a member of the Purchasers’ Group subsequently recovers from some other person (including an insurer) any sum in respect of the matter giving rise to such Claim, the relevant Purchaser shall, or as the case may be shall procure that the permitted assignee of the relevant Purchaser’s rights hereunder shall, repay to the Seller so much of the amount so paid by the Seller as does not exceed the sum recovered from such other person less all costs (including all legal costs), charges and expenses incurred by that Purchaser and each member of the Purchasers’ Group in recovering that sum from such other person. The Liability corresponding to any such repaid amount shall be deemed not to constitute a Liability for purposes of paragraph 3 of this Part A of Schedule 3.

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SCHEDULE 3

LIMITATION OF LIABILITY

Part B

1.	Application of this Schedule

The parties intend that the provisions of this Part B of Schedule 3 apply to this Agreement.

2.	Time Limits

2.1	No Seller Claim shall be made unless the Purchasers shall have been given written notice by the Seller of such Seller Claim prior to the date falling fifteen months following the Closing Date, with respect to all Seller Claims, which notice shall specify in reasonable detail (so far as then known to that Seller) the matters subject to the Seller Claim and the amount in respect of which such Seller Claim is made.

2.2	If it has not been previously satisfied, settled or withdrawn, any Seller Claim shall be deemed to have been withdrawn and shall become fully barred and unenforceable (and no new Seller Claim may be made in respect of the facts giving rise to such withdrawn Seller Claim) on the expiry of the period of six months commencing on the date on which notice of the Seller Claim shall be given in accordance with this Agreement, unless by that time proceedings in respect of that Seller Claim shall have been issued and served upon the Purchasers.

2.3	The Purchasers shall not be liable to satisfy any Seller Claim if and to the extent that such Seller Claim is based upon a Liability which is contingent only, unless such contingent Liability becomes an actual Liability and is due and payable.

2.4	If any fact or circumstance comes to the notice of the Seller which (in the reasonable opinion of the Seller) is reasonably likely to constitute or give rise to a Seller Claim the Seller shall:

(a)	as soon as reasonably practicable, and in any event within ten Business Days, notify the Purchasers giving, so far as practicable, such material details of the Seller Claim as are then known to the Seller; and

(b)	keep the Purchasers reasonably informed of all material developments in relation to the Seller Claim.

PROVIDED THAT any failure to do so shall not impede, limit or otherwise prejudice the relevant Seller Claim, PROVIDED FURTHER THAT the Purchaser may separately counterclaim for breach of this paragraph 2.4.

2.5	A breach of the Purchaser’s warranties which is capable of remedy shall not entitle the Seller to compensation unless the Purchasers are given notice of the Claim in accordance with paragraph 2.1 of this Part B of Schedule 3) and such breach is not fully remedied within thirty Business Days after the date on which such notice is served on the Seller.

3.	Limit of aggregate Liability

The aggregate Liability of the Seller in respect of all Seller Claims shall not in any event exceed the equivalent of US$255,000,000.

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4.	Exclusion of single Claims below stated amount

The Seller shall not be entitled to make any Seller Claim against a Purchaser unless the loss sustained under that Seller Claim shall exceed US$500,000 (or its equivalent) and then only in respect of the excess above US$500,000 (or its equivalent) (such excess for the purposes of this Part B of Schedule 3 shall be referred to as an “Eligible Claim”).

5.	Exclusion of Liability below stated amount

The Seller shall not be entitled make any Seller Claim unless the total aggregate amount claimed in respect of all such Claims as are permitted under paragraph 4 above shall exceed US$2,500,000 (or its equivalent), in which event the full amount permitted under paragraph 4 above and not only the excess above US$2,500,000 (or its equivalent) may be claimed.

6.	Mitigation

Nothing in this Agreement shall obviate any duty of the Seller, as applicable at law to mitigate all and any Losses howsoever arising in respect of any Seller Claim.

7.	Acts of Seller

7.1	The Purchasers shall not be liable to satisfy any Seller Claim:

(a)	if and to the extent resulting from or increased by any legislation not in force at Closing or any change of law, regulation, rule, directive, requirement of administrative practice or any change in rates of Tax or the published practice of any Tax Authority or any change of any Competent Authority’s interpretation or application of any legislation, which in each case is not in force or effect at Closing or which takes effect retrospectively;

(b)	if and to the extent that the amount of any Seller Claim is increased by any unreasonable delay in a Seller making any Seller Claim;

(c)	if and to the extent resulting from or increased by any change in the accounting policies or practices of the Seller or any member of the Seller’s Group introduced or having effect after Closing, save insofar as such changes are required to be made under applicable law or regulation in effect at Closing; and

(d)	if and to the extent that the relevant Seller Claim for damages would not have arisen but for (or to the extent the same is increased by reason of) a breach by the Seller of any of its obligations under this Agreement or the Transaction Documents.

7.2	The Purchasers shall not be liable in respect of any Seller Claim if and to the extent resulting from or increased by:

(a)	any voluntary act, omission, transaction, or arrangement carried out by on the written request of the Seller before Closing or under the terms of this Agreement or any of the other Transaction Documents;

(b)

any voluntary act, omission, transaction, or arrangement carried out by the Seller or by a member of the Seller’s Group on or after Closing otherwise than in the ordinary course of business of the Target Companies as the same was conducted prior to Closing (other than in relation to a Seller Claim where such Seller Claim is based upon a Liability which is contingent only and such contingent Liability has not become an actual Liability and/or is not due and payable and in respect of which

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paragraph 2.3 above applies, during the two months immediately prior to the date on which the Seller Claim would otherwise become barred pursuant to paragraph 2.1 above, principally for the purpose of causing such Seller Claim to cease to be so subject to paragraph 2.1 above); or

(c)	any admission of Liability made in breach of the provisions of this Part B of Schedule 3 after the date hereof by the Seller or on its behalf or by a member of the Seller’s Group on or after Closing (other than in relation to a Seller Claim where such Seller Claim is based upon a Liability which is contingent only and such contingent Liability has not become an actual Liability and/or is not due and payable and in respect of which paragraph 2.3 above applies, during the two months immediately prior to the date on which the Seller Claim would otherwise become barred pursuant to paragraph 2.1 above, principally for the purpose of causing such Seller Claim to cease to be so subject to paragraph 2.1 above).

8.	Double Recovery

8.1	The Seller shall not be entitled to recover damages or obtain payment, reimbursement or restitution more than once in respect of any Seller Claim.

8.2	The Purchasers shall not be liable under any of the Purchasers’ warranties under this Agreement to the extent that the Seller or the relevant member of the Seller’s Group has already recovered in respect of the fact, matter or event that gives rise to a breach thereof.

8.3	The Seller shall, subject to this Part B of Schedule 3, be entitled to bring Seller Claims under one or more applicable warranties of the Purchasers under this Agreement or other provisions of this Agreement in respect of the same matter, fact or circumstance but any Liability in respect of such matter, fact or circumstance shall be calculated without duplication of recovery by reason of such matter, fact or circumstance constituting a breach of more than one warranty of the Purchasers under this Agreement or other provisions of this Agreement.

8.4	No Liability shall attach to the Purchasers by reason of any breach of any of the Purchasers’ warranties under this Agreement to the extent that the loss the subject of the relevant Seller Claim has been made good or is otherwise compensated for.

9.	Tax

In calculating the Liability of the Purchasers for any breach of the Purchasers’ warranties under this Agreement there shall be taken into account the amount by which any Tax for which the Seller or any member of the Seller’s Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to the Liability.

10.	Seller Claims Against Third Parties

10.1

Where the Seller and/or any member of the Seller’s Group are at any time entitled to recover from some other person (including an insurer) any sum in respect of any matter giving rise to a Seller Claim, the Seller shall, and shall procure that the relevant member of the Seller’s Group shall, undertake all necessary steps to enforce such recovery (save to the extent that, in the reasonable opinion of the Seller, to do so would be detrimental to the business of the Seller’s Group as carried on at Closing or thereafter) and, in the event that the Seller or the relevant member of the Seller’s Group shall recover any amount from such other person, the amount of the Seller Claim against the Purchasers shall be reduced by the amount recovered, less all reasonable costs (including all legal costs), charges and expenses incurred by the Seller and each member of the Seller’s Group in recovering that sum from such other person

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or if that sum is greater, the Seller Claim shall be extinguished; provided, however, that the Seller shall not be required to commence any legal proceedings where the Seller has validly assigned all of its rights in relation to the relevant Seller Claim to the Purchasers in a manner which entitles the Purchasers to the same benefits in respect of such rights as the Seller had.

10.2	If a Purchaser pays, at any time, the Seller an amount pursuant to a Seller Claim and the Seller or a member of the Seller’s Group subsequently recovers from some other person (including an insurer) any sum in respect of the matter giving rise to such Seller Claim, the Seller shall repay to the Purchasers so much of the amount so paid by the Purchasers as does not exceed the sum recovered from such other person less all costs (including all legal costs), charges and expenses incurred by Seller and each member of the Seller’s Group in recovering that sum from such other person. The Liability corresponding to any such repaid amount shall be deemed not to constitute a Liability for purposes of paragraph 3 of this Part B of Schedule 3.

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SCHEDULE 4

CLOSING DELIVERABLES

At Closing, the Seller and the Purchasers shall take the following actions simultaneously but notionally in the order listed below:

1.	The Seller will cause the Company to acquire the Luxury Shares from Edouard Faizoulline pursuant to and on the terms of the Luxury SPA.

2.	Each Purchaser shall (or in the alternative and as the case may be Bols shall):

2.1	deliver to the Seller a copy of a resolution (certified by a duly appointed officer as true and correct) of the appropriate management body of that Purchaser authorising the execution of and the performance by that Purchaser of its obligations under the Transaction Documents or those of them as it is a party;

2.2	in the case of Bols only, pay to the Seller’s Account an aggregate amount equal to the Cash Consideration and the White Horse Component Amount (and to the extent reasonably practicable provide copies of documents confirming debit and transfer of such amounts to the Seller’s Account); and

2.3	in the case of Bols only, contribute the Bols Component Amount to the Company as share capital (and to the extent reasonably practicable provide copies of documents confirming debit and transfer of such amount to the Company’s Account);

3.	Subject to the performance by the Purchasers of their respective obligations as set out in paragraph 2 above, the Seller shall contribute an amount equal to the White Horse Component Amount to the Company as share capital (and to the extent reasonably practicable provide copies of documents confirming debit and transfer of such amount to the Company and to the Purchaser);

4.	Subject to the performance by each of the Purchasers and the Seller of their respective obligations as set out in paragraphs 2 and 3 above, respectively, the Purchasers and the Seller shall:

4.1	cause the Company to contribute 653,362,405 Russian Rubles and 284,967,619 Russian Rubles (being an amount in aggregate equal to the Russian Component Price) to ProductionCo and DistCo, respectively, as charter capital (and to the extent reasonably practicable provide copies of documents confirming debit and transfer of 653,362,405 Russian Rubles and 284,967,619 Russian Rubles (being an amount in aggregate equal to the Pre-Closing Russian Component Price plus the Pre-Closing VAT Amount) to ProductionCo and DistCo, respectively);

4.2	cause the Company to fully satisfy its obligations arising under the Pre-Closing Non-Russian Asset Purchase Agreements to pay an aggregate amount equal to Non-Russian Component Price to the applicable members of the Seller’s Group at Closing (and to the extent reasonably practicable provide copies of documents confirming debit and transfer of such amounts); and

4.3	cause the Company to cause ProductionCo and DistCo to fully satisfy their respective obligations (for the avoidance of doubt other than the Post-Closing Russian Component Price Obligations) arising under the Pre-Closing Russian Asset Purchase Agreements to pay an aggregate amount equal to Pre-Closing Russian Component Price plus the Pre-Closing Russian Component VAT Amount to the applicable members of the Seller’s Group at Closing (and to the extent reasonably practicable provide copies of documents confirming debit and transfer of such amounts);

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5.	Subject to the performance by the Purchasers of their respective obligations as set in the paragraphs above, the Seller shall:

5.1	deliver to the Purchasers a copy of a resolution (certified by a duly appointed officer as true and correct) of the appropriate management body of the Seller and each relevant member of the Seller’s Group authorising the execution of and the performance by the Seller and by such members of their respective obligations under the Transaction Documents;

5.2	deliver duly executed resignations of directors (other than the general directors of the Target Companies) from the Board of Directors of any of the Target Companies as are requested by either Purchaser by written notice delivered to the Seller at least two Business Days prior to Closing, executed in customary form and, in respect of directors of ISF and Luxury, waiving (to the extent the Seller is able to procure such waiver, having used its reasonable endeavours to do so) any and all rights such directors may have against ISF or Luxury as the case may be save for (specified) unpaid salary, fees and out of pocket expenses (if any);]

5.3	deliver to the Purchasers a copy of the register of members of the Company as at the end of Working Hours on the Business Day immediately prior to the Closing Date evidencing that the Seller is the registered holder of the Shares;

5.4	deliver to the Purchasers:

5.4.1	the Company Shareholders’ Agreement (duly executed by each of the parties thereto save for the Purchasers);

5.4.2	the Interim Period Production Agreement (duly executed by each of the parties thereto save for CEDC);

5.4.3	(on behalf of ProductionCo) the Post-Closing Purchase Agreements (duly executed by ZAO Firm Urozhay); and

5.4.4	the Registration Rights Agreement (duly executed by the Seller); and

5.5	deliver to the Purchasers (on behalf of themselves) duly completed and executed instruments of transfer for all of the Shares in the name of the Seller as transferor and the Purchasers, as transferee, such that the Shares shall be transferred as follows:

5.5.1	1,000 Shares (being 29.412 per cent. of the Shares) to CEDC; and

5.5.2	2,400 Shares (being 70.588 per cent. of the Shares) to Bols.

6.	Subject to the performance by the Seller of its obligations as set out in paragraph 3 above, CEDC shall:

6.1	issue the Consideration Shares, less the Holdback Shares, to Direct Financing Limited in accordance with clause 5, deliver a share certificate representing such shares, and deliver to White Horse (a) a certificate signed by the secretary of CEDC describing all Restructuring Events, if any, that have occurred during the period beginning on the date hereof and ending as of the Closing, and (b) documentary evidence of such share issuance issued by CEDC’s transfer agent; and

6.2	deliver to the Seller:

6.2.1	the Company Shareholders’ Agreement (duly executed by the Purchasers);

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6.2.2	the Interim Period Production Agreement (duly executed by CEDC);

6.2.3	the Registration Rights Agreement (duly executed by CEDC); and

6.2.4	(on behalf of ZAO Firm Urozhay) the Post-Closing Purchase Agreements (duly executed by ProductionCo).

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IN WITNESS whereof the parties have entered this Agreement the day and year first before written.

SIGNED by	)

for and on behalf of	)

WHITE HORSE	)

INTERVEST LIMITED	)

/s/ Sergey Kupriyanov
Title: Attorney-in-fact

SIGNED by	)

for and on behalf of	)

CENTRAL EUROPEAN	)

DISTRIBUTION CORPORATION	)

/s/ William Carey
Title: Chairman, President and CEO

SIGNED by	)

for and on behalf of	)

BOLS SP. Z O.O.	)

/s/ Christopher Biedermann
Title: Attorney-in-fact

SIGNED by	)

WILLIAM V. CAREY	)

(on the basis set out in clause 9.5 only	)

and not for any further or different basis))

/s/ William Carey